UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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AVALONBAY COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders:

I welcome you to join me and the entire Board of Directors at our 2017 Annual Meeting of Stockholders, which will be held on May 18, 2017, at our offices in Arlington, Virginia.

At this year’s meeting we will vote on the election of ten directors and the ratification of Ernst & Young as the Company’s independent auditor, as well as the adoption of an amended and restated equity incentive plan. We will also conduct a non‑binding advisory vote to approve the compensation of the Company’s named executive officers and a non-binding advisory vote on the frequency of such a stockholder vote.

Your vote is important. Whether or not you plan to attend the meeting, we want your shares to be represented. Please vote your shares as soon as possible electronically through the Internet, by telephone, or by completing, signing and returning the proxy card enclosed with the Proxy Statement. More detailed instructions on how to vote are provided on page four of the Proxy Statement.

To attend the meeting a government‑issued photo identification is required and we encourage you to register in advance for admission to the meeting. To register in advance, please follow the instructions on page three of the Proxy Statement.

Our Board of Directors values your participation as a stockholder and appreciates your continued support of AvalonBay.

April 7, 2017	Sincerely,

Timothy J. Naughton Chairman of the Board and Chief Executive Officer

AvalonBay Communities, Inc.

Ballston Tower, 671 N. Glebe Road, Suite 800

Arlington, VA 22203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), will be held on Thursday, May 18, 2017, at 8:00 a.m., local time, at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, for the following purposes:

1.

To elect the following ten directors to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are elected and qualify: Glyn F. Aeppel, Terry S. Brown, Alan B. Buckelew, Ronald L. Havner, Jr., Richard J. Lieb, Timothy J. Naughton, Peter S. Rummell, H. Jay Sarles, Susan Swanezy and W. Edward Walter.

2.	To consider and vote upon ratification of the selection of Ernst & Young LLP by the Audit Committee of the Company’s Board of Directors to serve as the Company’s independent auditors for 2017.
3.	To consider and vote upon approval of the Company’s Second Amended and Restated 2009 Equity Incentive Plan.
4.	To consider and vote upon a resolution to approve, on a non‑binding, advisory basis, the compensation of certain executives of the Company as more fully described in the accompanying proxy statement.
5.	To cast a non-binding, advisory vote on the frequency of a stockholders’ advisory vote on the Company’s named executive officer compensation.
6.	To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 6, 2017, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

We request that you authorize a proxy to vote your shares by completing and signing the enclosed proxy card, which is being solicited by the Board of Directors, and by mailing it promptly in the enclosed postage‑prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Any proxy delivered by a holder of Common Stock may be revoked by delivering written notice to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

If you plan to attend the meeting, we encourage you to register in advance for admission to the meeting. To register, please follow the instructions set forth on page three of the accompanying proxy statement. All meeting attendees must present government‑issued photo identification, such as a driver’s license or passport, at the meeting.

A copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2016 and our 2016 Annual Report to Stockholders accompany this Notice.

By Order of the Board of Directors
Arlington, Virginia	Edward M. Schulman
April 7, 2017	Secretary

Proxy Statement Table of Contents

Proxy Summary

This summary highlights certain information about AvalonBay Communities, Inc., a Maryland corporation (the “Company”), and its Annual Meeting of Stockholders and summarizes information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2016 performance, please review the Company’s Annual Report on Form 10‑K for the year ended December 31, 2016, and the Company’s 2016 Annual Report to Stockholders, both of which are being sent to stockholders with this Proxy Statement. This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 7, 2017.

2017 Annual Meeting of Stockholders Information

Date and Time:	Thursday, May 18, 2017, at 8:00 a.m. local time
Place:	The offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203
Record Date:	March 6, 2017

Meeting Agenda and Voting Matters

Proposal	Board’s Voting Recommendation	Page References
1. Election of Directors	FOR EACH NOMINEE	6-9
2. Ratification of Selection of Independent Auditors	FOR	10
3. Approval of Company's Second Amended and Restated 2009 Equity Incentive Plan	FOR	11-20
4. Non-Binding, Advisory Vote to Approve Executive Compensation	FOR	21
5. Non-Binding, Advisory Vote on Frequency of Vote on Executive Compensation	EVERY YEAR	22

Election of Directors (Proposal 1)

The Board of Directors recommends a vote FOR each director nominee.

Name	Age	Director Since	Independent	Current Committees*	Proposed Committees*
Timothy J. Naughton	54	2005		IFC	IFC
Glyn F. Aeppel	57	2013	X	AC, IFC (Chair)	IFC (Chair), NCG
Terry S. Brown	54	2015	X	AC, IFC	AC, IFC
Alan B. Buckelew	67	2011	X	AC (Chair), IFC	AC (Chair), CC
Ronald L. Havner, Jr.	58	2014	X	AC, IFC	AC, IFC
Richard J. Lieb	57	2016	X		AC, IFC
Peter S. Rummell	70	2007	X	IFC, NCG	IFC, NCG
H. Jay Sarles**	70	2005	X	CC, NCG (Chair)	CC, NCG (Chair)
Susan Swanezy	58	2016	X		AC, IFC
W. Edward Walter	60	2008	X	CC (Chair), NCG	CC (Chair), NCG

* IFC = Investment and Finance Committee, AC = Audit Committee, CC = Compensation Committee, NCG = Nominating and Corporate Governance Committee.  Immediately following the Annual Meeting, the Board expects to make the changes to committee assignments reflected above.

** Lead Independent Director

Ratification of Selection of Auditors (Proposal 2)

The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young by the Audit Committee of the Company’s Board of Directors to serve as the Company’s independent auditors for 2017.

Approval of Amended and Restated Equity Incentive Plan (Proposal 3)

The Board of Directors recommends a vote FOR approval of the Company’s Second Amended and Restated 2009 Equity Incentive Plan.

Advisory Vote to Approve Executive Compensation (Proposal 4)

The Board of Directors recommends a vote FOR the resolution to approve, on a non‑binding, advisory basis, the compensation paid to the Company’s Chief Executive Officer and other officers named in the Summary Compensation Table on Page 54.

Advisory Vote on Frequency of Advisory Vote on Executive Compensation (Proposal 5)

The Board of Directors recommends a vote in favor of holding stockholder advisory votes on compensation EVERY YEAR (as opposed to every two years or every three years).

Corporate Governance Best Practices

All directors are independent other than the CEO

Annual election of all directors and majority voting in uncontested elections

Policy on recoupment of incentive compensation (clawback policy)

Lead Independent Director

Director and executive officer stock ownership guidelines

Director and executive officer prohibition against hedging, pledging or borrowing against Company stock

Policy regarding stockholder approval of future severance agreements that provide for severance benefits above a certain level

Executive sessions of independent directors at each regularly scheduled Board meeting

Regular succession planning, including guidelines on director and committee chairman tenure

No former employees serve as directors

No employment agreements with officers

Proxy access provision in Bylaws

No stockholder rights plan (“poison pill”) and policy regarding adoption of future plans

Double trigger equity compensation vesting in the event of a change in control

Policy on political contributions and government relations

Policy to encourage and reimburse directors for attendance at director education events

Published comprehensive sustainability and corporate social responsibility report

Annual advisory vote to ratify independent auditor

I. Some Questions You May Have Regarding This Proxy Statement
Q.	Why am I receiving these materials?
A.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company. We are providing these proxy materials to you in connection with our 2017 Annual Meeting of Stockholders to be held on Thursday, May 18, 2017, at 8:00 a.m., local time, at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, Virginia 22203, and any postponements or adjournments thereof (the “Annual Meeting” or the “2017 Annual Meeting”). As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. Directions on how to attend the Annual Meeting in person are available on the Company’s Internet website at www.avalonbay.com.

Q.	How can I access the proxy materials electronically?
A.

This proxy statement, our 2016 Annual Report to Stockholders and our Annual Report on Form 10‑K for the year ended December 31, 2016 are available online at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, and proxy cards by mail, stockholders can elect to receive an email that will provide electronic links to our proxy materials and an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of printing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com. If you elect to receive these materials by electronic delivery, you may change your election at any time.

Q.	Who may vote at the Annual Meeting?
A.

You may vote all the shares of our common stock, par value $0.01 per share (“Common Stock”), that you owned at the close of business on March 6, 2017, the record date for determining stockholders entitled to receive notice of, and to vote on, these matters (the “Record Date”). On the Record Date, the Company had 137,480,293 shares of Common Stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of Common Stock held by you on all matters.

Q.	How do I obtain admission to the Annual Meeting?
A.

If you plan to attend the Annual Meeting, we encourage you to register in advance. All meeting attendees must present government‑issued photo identification, such as a driver’s license or passport, at the meeting. In addition, if you are authorized to represent a corporate or institutional stockholder, you must also present written evidence you are the authorized representative of such stockholder. Please submit your request to register on or before Friday, May 12, 2017, by mailing or faxing a request to the Company’s Corporate Secretary at 671 N. Glebe Road, Suite 800, Arlington, VA 22203, facsimile: 703‑329‑4830 or sending an email to 2017AnnualMeeting@AvalonBay.com. Please include the following information: (a) your name and mailing address, (b) whether you need special assistance at the meeting and (c) if your shares are held for you in the name of your broker, bank or other nominee, evidence of your stock ownership (such as a current letter from your broker or a photocopy of a current brokerage or other account statement) as of March 6, 2017. The meeting facilities will open at 7:30 a.m., local time, to facilitate your registration and security clearance. For your security you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular phones, audio (tape or digital) recorders, video and still cameras, pagers, laptops and other portable electronic devices as well as pets may not be permitted into the meeting. Thank you in advance for your cooperation with these rules.

Q.	What constitutes a quorum at the Annual Meeting?
A.

The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non‑votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non‑vote” refers to a share represented at the meeting held by a broker, as to which instructions have not been received from the beneficial owner or person entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such share.

Note that under New York Stock Exchange (“NYSE”) rules, if you hold shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the Annual Meeting, that firm has the discretion to vote your shares on proposals that the NYSE has determined are routine, such as the ratification of the appointment of the independent public accounting firm. A bank, broker or institution that holds your shares cannot vote your shares on non‑routine matters, such as the election of directors, approval of compensation‑related matters, or a proposal submitted by a stockholder, without your voting instructions.

Q.	What proposals will be voted on at the Annual Meeting?
A.

At the Annual Meeting, stockholders will be asked to: (1) elect ten directors of the Company, (2) consider and vote upon ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2017, (3) consider and vote upon a resolution to approve the Company’s Second Amended and Restated 2009 Equity Incentive Plan, (4) consider and vote upon a resolution to approve, on a non‑binding, advisory basis, the Company’s named executive officer compensation, (5) consider and vote upon a resolution, on a non-binding, advisory basis, to determine the frequency of advisory votes on executive officer compensation and (6) transact such other business as may be properly brought before the Annual Meeting, in each case as specified in the Notice of Annual meeting and more fully described in this proxy statement.

Q.	How do I vote?
A.

Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

By Internet—If you have Internet access, you may authorize your proxy from any location in the world by following the “By Internet” instructions on the proxy card or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Telephone—If you are calling from the United States or Canada, you may authorize your proxy by following the “By Telephone” instructions on the proxy card or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Mail—You may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage‑prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

For shares held directly in your name, you may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may do this by granting a new properly executed and later‑dated proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee in the manner and within the time periods they prescribe.

If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted (i) FOR the election of the nominees for director of the Company named in this Proxy Statement, (ii) FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2017, (iii) FOR approval of the Second Amended and Restated 2009 Equity Incentive Plan, (iv) FOR the non‑binding, advisory resolution to approve the Company’s named executive officer compensation, and (v) in favor of EVERY YEAR on the non-binding advisory resolution on the frequency of advisory votes on executive compensation. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Q.	What is householding?
A.

If you and other residents at your mailing address own shares of Common Stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, notice of annual meeting and proxy statement. This procedure is known as “householding” and is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. If you consented or were deemed to have consented to householding, your broker, bank or other nominee may send one copy of our annual report, notice of annual meeting and proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, notice of annual meeting and proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to the Corporate Secretary at the address below, call us with your request at 703‑329‑6300 or visit the “Investor relations” section of our website at www.avalonbay.com.

The Company’s 2016 Annual Report to Stockholders and a copy of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission (“SEC”), are being mailed to stockholders concurrently with this Proxy Statement. The Annual Report to Stockholders and Form 10‑K, however, are not part of the proxy solicitation materials. A copy of any or all exhibits to the Company’s Annual Report on Form 10‑K, and a copy of the Company’s Code of Business Conduct and Ethics, may be obtained free of charge by writing to the Company at its principal executive offices at the following address: AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Corporate Secretary or by accessing the “Investor relations” section of the Company’s website (www.avalonbay.com).

II. PROPOSALS

Proposal 1: Election of Directors

The Board of Directors currently consists of eleven members. As previously announced, Lance R. Primis, a current director, has decided not to stand for re‑election. The Board of Directors has nominated for election the other ten current directors, and has reduced the size of the Board to ten to eliminate the resulting vacancy, effective immediately following the Annual Meeting. Accordingly, ten nominees will stand for election at the Annual Meeting and if elected will serve until the 2018 Annual Meeting of Stockholders and until their successors are elected and qualify. The following individuals have been nominated by the Board of Directors to serve as directors: Glyn F.

Aeppel, Terry S. Brown, Alan B. Buckelew, Ronald L. Havner, Jr., Richard J. Lieb, Timothy J. Naughton, Peter S. Rummell, H. Jay Sarles, Susan Swanezy and W. Edward Walter (each, a “Nominee” and, collectively, the “Nominees”). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board of Directors may recommend. You may not vote for more than ten directors at the Annual Meeting.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for all of the Nominees unless contrary instructions are set forth on the enclosed proxy card. Under the Company’s bylaws, a majority of the total votes cast as to each Nominee is required to elect such Nominee. Under Maryland law, abstentions and broker non‑votes are not treated as votes cast. Accordingly, an abstention or broker non‑vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR all of the Nominees.

Information Regarding Nominees

The following biographical descriptions set forth information with respect to the Nominees, based on information furnished to the Company by each Nominee, and include the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that each should serve as a director in light of the Company’s business and structure. There is no family relationship between any Nominee, director or executive officer of the Company.

Employee Director Nominee:

Timothy J. Naughton

Mr. Naughton, 55, is the Company’s Chairman of the Board, Chief Executive Officer and President and has been a director of the Company since September 2005. He has served as Chairman of the Board since May 2013, as Chief Executive Officer since January 2012, and as President since February 2005. Mr. Naughton’s prior roles included serving as the Company’s Chief Operating Officer, Chief Investment Officer, and Regional Vice President—Development and Acquisitions. Mr. Naughton has been with the

Company and its predecessors since 1989. Mr. Naughton serves as a director of Welltower Inc., a publicly traded investor in healthcare real estate, and Park Hotels & Resorts, Inc., a publicly traded hotel real estate investment trust.  Mr. Naughton serves as Chairman of the National Association of Real Estate Investment Trusts (“NAREIT”), is a member of The Real Estate Round Table, is a past chairman of the Multifamily Council of the Urban Land Institute (“ULI”), and is a member of the Real Estate

Forum. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa. The Board has concluded that Mr. Naughton should serve as a director based on his history with and knowledge of the Company, his performance and achievements as Chairman of the Board, President and Chief Executive Officer of the Company, and his strong background in the real estate business, including years of experience in both property investment and development.

Non‑Employee Director Nominees:

Glyn F. Aeppel

Ms. Aeppel, 58, has been a director of the Company since May 2013, and has more than 30 years of experience in property acquisitions, development and financing. Ms. Aeppel established a hotel investment and advisory company, Glencove Capital, in June 2010 and serves as its President and Chief Executive Officer. From October 2008 to May 2010, Ms. Aeppel served as Chief Investment Officer of Andre Balazs Properties, an owner, developer and operator of luxury hotels. From April 2006 to October 2008, she served as Executive Vice President of Acquisitions and Development for Loews Hotels and as a member of its Executive Committee. From April 2004 to April 2006, she was a principal of Aeppel and Associates, a hospitality advisory development company, during which time she assisted Fairmont Hotels and Resorts in expanding in the United States and Europe. Prior to April 2004, Ms. Aeppel held executive positions with Le Meridien Hotels, Interstate Hotels & Resorts, Inc., FFC Hospitality, LLC, Holiday Inn Worldwide and Marriott Corporation. Ms. Aeppel is a director of Simon Property Group, Inc., a publicly traded retail real estate company. She also serves on the board of Exclusive Resorts, a private luxury resort and vacation rental home company. The Board has concluded that Ms. Aeppel should serve as a director based on her broad background and long experience in property acquisitions, branding, development and financing.

Terry S. Brown

Mr. Brown, 55, has been a director of the Company since January 1, 2015, and is the Chairman and Chief Executive Officer of Asana Partners, a private real estate investment company, which he helped found in 2015. Prior to that he was Chairman and Chief Executive Officer of EDENS, one of the country’s leading private owners, operators and developers of real estate. Mr. Brown joined EDENS as its CEO in 2002. Before joining Edens he was Chief Executive Officer of Andersen Corporate Finance LLC

(NASD broker‑dealer subsidiary of Arthur Andersen LLP) where he was responsible for strategy and investment banking activities on a global basis across the real estate, manufacturing, technology, services and energy industries. The Board has concluded that Mr. Brown should serve as a director based on his significant experience in a sector of the real estate industry that is complementary to the Company’s multifamily platform.

Alan B. Buckelew

Mr. Buckelew, 68, has been a director of the Company since September 2011. He was appointed Chief Information Officer of Carnival Corporation, a publicly traded cruise line holding company, in December 2016.  From 2013 to 2016 he served as Carnival’s Chief Operating Officer. Prior to that he was President of Princess Cruises, Inc. from 2004 to 2013, overseeing the brand and operations of Princess Cruises. Mr. Buckelew also served as Chief Operating Officer for Cunard Line from 2004 to 2007. Prior to these roles, Mr. Buckelew served from 2000 to 2004 as Executive Vice President of Corporate Services for Princess Cruises, with responsibility for the Company’s strategic planning, marketing and yield management functions. The Board has concluded that Mr. Buckelew should serve as a director based on his significant experience as an executive in an industry that, like multifamily apartment communities, is capital intensive and consumer‑driven.

Ronald L. Havner, Jr.

Mr. Havner, 59, has been a director of the Company since September 2014. Mr. Havner is the Chairman of the Board and Chief Executive Officer of Public Storage, a publicly traded real estate investment trust that primarily acquires, develops, owns and operates self‑storage facilities, where he also served as President from 2002 through 2016. He was elected Vice Chairman and Chief Executive Officer of Public Storage in 2002 and was elected Chairman of the Board in August 2011. Mr. Havner has been Chairman of the Board of PS Business Parks, Inc., a publicly traded real estate company, since March 1998, and has served as a director of California Resources Corp., a publicly traded oil and natural gas exploration and production company, since 2014. Mr. Havner was the 2014 Chairman of the Board of Governors of NAREIT.

In considering the nomination of Mr. Havner for re‑election to the Board, the Nominating and Corporate Governance Committee and the full Board considered whether Mr. Havner’s role at Public Storage and PS Business Parks, together with his service on the Board of California Resources Corp., would allow him to dedicate sufficient time and focus on his duties as a director of AvalonBay. The Board considered Mr. Havner’s performance as a valued and reliable member of the Board and its Committees over the past year, including his 100% attendance at Board and Committee meetings during 2016. In accordance with the Board’s standard practice, Mr. Havner reviews three years’ of regularly scheduled

AvalonBay Board and Committee meeting dates so that he has time to arrange his schedule to provide for availability at AvalonBay meetings.

In determining that Mr. Havner’s other commitments would not prevent him from dedicating sufficient time and attention to the Company, the Board and the Nominating and Governance Committee considered the substantial overlap between his duties at Public Storage and at PS Business Parks. Public Storage owns a significant percentage of PS Business Parks, PS Business Parks’ financial records are reflected in Public Storage’s financial statements under the equity method of accounting, and there are a number of contractual relationships between the two entities, including a cost sharing and administration services agreement.

The Board and the Nominating and Governance Committee also believe that Mr. Havner provides great value to the Board and is an important contributor to discussions and decision‑making. Mr. Havner is a highly respected and experienced member of the real estate industry with current executive experience with a leading developer and operator. Accordingly, the Board has concluded that Mr. Havner should serve as a director based upon his business and investment expertise acquired in successfully leading an equity REIT for over a decade and his demonstrated reliability and commitment to service on the Board.

Richard J. Lieb

Mr. Lieb, 57, has been a director of the Company since September 2016. Mr. Lieb has been a Managing Director and Chairman of Real Estate at Greenhill & Co., LLC, a publicly traded investment bank, since November 2016. Mr. Lieb previously served Greenhill in a variety of senior positions, most recently as head of Greenhill’s Real Estate, Gaming and Lodging Group. Mr. Lieb was also Greenhill’s Chief Financial Officer from 2008 to 2015. Prior to joining Greenhill in 2005, Mr. Lieb spent more than 20 years with Goldman, Sachs & Co., where he headed its Real Estate Investment Banking Department from 2000 to 2005. Mr. Lieb is also a director of CBL & Associates Properties, Inc., and VEREIT, Inc., both publicly traded REITs. The Board has concluded that Mr. Lieb should serve as a director based on his experience working with real estate clients on a wide range of capital markets, capital allocation, strategic planning and corporate transaction matters.

Peter S. Rummell

M. Rummell, 71, has been a director of the company since September 2007. He is currently a private investor and most recently served as the Chief Executive Officer of the Jack Nicklaus Companies in Palm Beach, Florida, from August 2008 through May 2009. The Jack Nicklaus Companies runs Mr. Nicklaus’s worldwide golf course design and related licensing business. Prior to that, from January 1997 until his retirement in July 2008, Mr. Rummell was Chairman and CEO of The St. Joe Company, one of Florida’s largest real estate operating companies and the state’s largest private landowner. From 1985 until 1996, Mr. Rummell served as President of Disney

Development and then as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate, research and development activities. From 1983 until 1985, he was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is a past chairman of the ULI. The Board has concluded that Mr. Rummell should serve as a director based on his experience in leadership positions of companies with significant real estate holdings and operations and his broad knowledge of the real estate industry.

H. Jay Sarles

Mr. Sarles, 71, has been a director of the Company since September 2005, and has served as the Lead Independent Director of the Company since May 2015 (see “Board of Directors and its Committees—Leadership Structure and Lead Independent Director”). He retired from full time business leadership positions in 2005, having most recently served as vice chairman of Bank of America Corporation. Prior to that he served as Vice Chairman and Chief Administrative Officer of Fleet Boston Financial (“Fleet”) with responsibility for administrative functions, risk management, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet’s businesses at one time or another, including the company’s wholesale banking business from 2001 to 2003. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles is a director of Ameriprise Financial, Inc., a publicly traded financial planning services company. The Board has concluded that Mr. Sarles should serve as a director based on his extensive experience as an executive officer with a variety of responsibilities at a large financial institution with varied operations.

Susan Swanezy

Ms. Swanezy, 58, has been a director of the Company since September 2016.  Since 2010 she has been a partner at Hodes Weill & Associates L.P., a global advisory boutique firm focused on the real estate management industry.  Previously Ms. Swanezy served as Managing Director, Global Head of Capital Raising for Real Estate Products at Credit Suisse Group AG, and held a variety of positions at Deutsche Bank AG and its affiliates, including serving as a Partner and Managing

Director – Client Relations for RREEF, the real estate investment management business of Deutsche Bank’s Asset Management division.  The Board has concluded that Ms. Swanezy should serve as a director because of her broad and varied experience in evaluating real estate companies, investment opportunities and real estate asset allocation strategies.

W. Edward Walter

Mr. Walter, 61, has been a director of the Company since September 2008. He has been the Robert and Lauren Steers Chair in Real Estate at the Steers Center for Global Real Estate at Georgetown University’s McDonough School of Business since November 2014.  He served as President and Chief Executive Officer of Host Hotels & Resorts, Inc. (“Host”), a publicly traded premier lodging real estate company, from October 2007 through December 2016. From 2003 until October 2007, he served as Executive Vice President and Chief Financial Officer of Host. From 1996 until 2003, he served in various senior management positions with Host, including Chief Operating Officer. Mr. Walter was a member of the Board of Directors of Host from October 2007 through December 2016. Mr. Walter is also past

Chairman of the Board of Directors of the National Kidney Foundation, a Director of the Real Estate Round Table, the Chairman of the Federal City Council, and a member of the Board of Visitors of the Georgetown University Law Center. The Board has concluded that Mr. Walter should serve as a director based on his demonstrated business, financial and organizational experience as both the past chief financial officer and chief executive officer of a publicly traded corporation with significant real estate investment holdings and operations.

Proposal 2: Ratification of Selection of Independent Auditors

The Board recommends that the stockholders ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) as the independent auditors of the Company for fiscal year 2017. Ernst & Young was also the Company’s principal independent auditors for fiscal year 2016. If the selection of Ernst & Young is not ratified, the Audit Committee anticipates that it will nevertheless engage Ernst & Young as auditors for fiscal year 2017 but will consider whether it should select a different auditor for fiscal year 2018. If the selection of Ernst & Young is ratified by the stockholders, the Audit Committee may nevertheless determine, based on changes in fees, personnel or for other reasons, to engage a firm other than Ernst & Young for the 2017 audit.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for ratification of the selection of Ernst & Young as the Company’s independent auditors for fiscal year 2017 unless contrary instructions are set forth on the enclosed proxy card. A majority of the total votes cast on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young. Under Maryland law, abstentions and broker non‑votes are not treated as votes cast. Accordingly, an abstention or broker non‑vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young as the Company’s independent auditors for fiscal year 2017.

Proposal 3: Approval of AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan

The Board of Directors believes that stock‑based incentive awards can play an important role in the success of the Company. Stock-based incentive awards play an integral role in our pay-for-performance philosophy.  Additionally, stock-based compensation helps the Company remain competitive in retaining and attracting highly qualified employees upon whom the future growth and success of the Company depend. The Company grants annual stock bonus and annual performance awards from its equity incentive plan.  The purpose of the equity incentive plan is to promote the success and enhance the value of the Company by linking the personal interests of employees, officers and directors of the Company to those of the Company’s stockholders.

On February 16, 2017, the Board, upon the recommendation of the Compensation Committee, approved an amendment and restatement of the Company’s 2009 Stock Option and Incentive Plan.

As so amended and restated, the name of the plan would be the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan (the “Amended 2009 Plan”).  The Board’s approval of the Amended 2009 Plan is subject to the approval of the Company’s stockholders, which is being sought by this proposal.  The effective date of the Amended 2009 Plan will be the date of stockholder approval; for ease of exposition, in the discussion below it is assumed that the Amended 2009 Plan is approved on, and therefore the effective date of the plan will be, May 18, 2017.

The Amended 2009 Plan provides flexibility to the Compensation Committee to use various equity‑based incentive awards as compensation tools to motivate the Company’s workforce. A copy of the Amended 2009 Plan is attached as Exhibit A to this proxy statement and is incorporated herein by reference.

Stockholder Friendly Features of the Amended 2009 Plan and Company Practices

•

Awards are subject to clawback policy. Awards under the Amended 2009 Plan will be subject to recoupment under certain circumstances. See Policy on Recoupment of Incentive Compensation (Clawback Policy).

•

“Double-trigger” change of control vesting. The Amended 2009 Plan provides that, except as otherwise provided in an award agreement, two events are needed for outstanding equity awards to vest on an accelerated basis in the case of a sale event: (i) consummation of a sale event and (ii) termination of employment/non-employee director service, other than for cause, in connection with or within 24 months following the sale event. Upon a sale event, outstanding performance awards vest at target and convert to restricted stock awards.

•

No liberal share recycling. The Amended 2009 Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or stock appreciation right or to satisfy tax withholding requirements. The Amended 2009 Plan also prohibits “net share counting” upon the exercise of options of stock appreciation rights (“SARs”). Finally, the Amended 2009 Plan does not allow shares repurchased on the open market with the proceeds from the payment of the option price of an option to replenish the Plan.
•

No repricing or cash-buyout of stock options or SARs. The Amended 2009 Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval. No cash buyback of underwater stock options are permitted without prior stockholder approval.

•

Fungible share pool. The Amended 2009 Plan uses a fungible share pool under which each share issued pursuant to an option or SAR will reduce the number of shares available by one share, and each share issued pursuant to awards other than options and SARs will reduce the number of shares available by 2.17 shares.

•

Minimum Vesting. The Amended 2009 Plan provides that the minimum vesting period for awards made to employees under the plan is generally one year (awards may vest incrementally over the year), provided that up to five percent of the shares reserved and available for issuance as of May 18, 2017 are not subject to such restriction.

•

No Dividends on Unearned Performance Awards. The Company’s current form of agreement for performance awards provides that such awards are subject to a three-year performance period and an additional three-year time vesting requirement; and provides that dividends are not paid on unearned performance awards but are paid only on the restricted shares of stock from and after the time that they are issued after an award is earned.

•

Limit on Non-employee Director Compensation (Cash and Stock).  The Amended 2009 Plan provides that stockholders, by their approval of the plan, are approving cash and stock awards to non-employee directors that have a combined value of up to $500,000 each in any one calendar year.  See “Director Compensation Table” for a discussion of the actual compensation paid to non-employee directors in 2016 and the compensation expected to be paid to directors in 2017.

Summary of Material Features and Analysis

The material features and analysis of the Amended 2009 Plan as proposed are:

•

The Amended 2009 Plan will "re-set" the number of shares that are available for issuance pursuant to new awards made after May 18, 2017.  On February 16, 2017, the date the Board of Directors approved the Amended 2009 Plan, the number of shares reserved and available for issuance of new awards under the plan was 436,550.  The Amended 2009 Plan will increase this number to 8,000,000.  No existing reserved and available shares (i.e., the 436,550 shares, as adjusted after February 16, 2017 and before the stockholder approval of the Amended 2009 Plan) will "roll into" the Amended 2009 Plan to supplement this 8,000,000 number.  However, outstanding awards that are forfeited or expire unexercised or unearned (such as unvested restricted shares that are forfeited, stock options that expire unexercised, or shares underlying performance awards that are unearned) will be available for future issuance under the plan.

In determining the number of proposed shares issuable under the Amended 2009 Plan, the Compensation Committee and the Board considered a number of factors, including:

- Historical equity award grant practices

- Reasonable expected dilution on a “full-value” basis compared to other S&P 500 REITs

- Projected share usage anticipating growth in employee population and long-term incentive amounts

•

As mentioned earlier, the Company has a fungible limit where awards other than stock options and SARs are counted at 2.17. Given the Company’s practice since January 1, 2014, of generally granting only restricted stock and performance awards, which are considered as “full value” awards, the new 8,000,000 reserve provides capacity for 3,686,636 such awards.  In this regard, it should be noted that the Company’s compensation framework has been revised in recent years to de-emphasize employee stock options, and the last employee stock options were awarded in 2013.

The table below summarizes the potential dilution based on the proposed amendment and restatement:

Component (As of December 31, 2016)	Total Shares	Basic Dilution (1)
A. Stock Options Issued and Outstanding	199,874	0.15%
B. Restricted Stock Outstanding	313,403	0.23%
C. Performance Shares Outstanding (at Target)	251,163	0.18%
Total Stock Awards Outstanding (A+B+C)	764,440	0.56%
D. Reserved and Available for New Awards if Amended 2009 Plan is approved on May 18, 2017	8,000,000 Effectively 3,686,636 with 2.17 multiplier for “full value” awards such as restricted stock and performance awards	5.82% Effectively 2.68% with 2.17 multiplier for “full value” awards such as restricted stock and performance awards
(1)	Denominator is equal to the common shares outstanding on March 10, 2017 of 137,480,659.
•

The Amended 2009 Plan revises the minimum vesting requirements for awards made to employees under the plan.  As revised, the minimum required vesting period for awards made to employees under the plan is generally one year (awards may vest incrementally over the year), provided that up to five percent of the shares reserved and available for issuance as of May 18, 2017 are not subject to such restriction. While this provision in the Amended 2009 Plan will give the Company additional flexibility, it should be noted that the Company’s practice has been to award annual stock bonus awards that vest ratably over three years and multiyear performance awards with three year performance cycles followed by additional time-vesting requirements, and the Company has no current plan to change that practice.

•

The Amended 2009 Plan provides that stockholders, by their approval of the plan, are approving cash and stock awards to non-employee directors that have a combined value of up to $500,000 each in any one calendar year.  See “Director Compensation Table” for a discussion of the actual compensation paid to non-employee directors in 2016 and the compensation expected to be paid to directors in 2017.

•	Any material amendment to the Amended 2009 Plan is subject to approval by our stockholders.
•	The term of the Amended 2009 Plan will expire on May 15, 2027.

Historical Burn Rate

The “burn rate” is one measure of how fast a company uses the supply of shares authorized for issuance under its stock plan. The Company’s three-year average burn rate (without the multiplier of 2.17 for full value awards such as restricted stock) is 0.12% or 0.25% with the multiplier. The following table shows the Company’s historical burn rate.

Fiscal Year	Time-Based Restricted Stock (Annual & Discretionary)	Earned Performance Awards	Total Full Value Awards	Full Value Awards with Multiplier of 2.17	Weighted Common Shares Outstanding	Annual Burn Rate without Multiplier	Annual Burn Rate with Multiplier
	(A)	(B)	(C)=(A)+(B)	(D)=(C)x 2.17	(E)	(C)/(E)	(D)/(E)
2016	81,400	115,618	197,018	427,529	136,928,251	0.14%	0.31%
2015	61,953	95,826	157,779	342,380	133,565,711	0.12%	0.26%
2014	98,954	16,209	115,163	249,904	130,586,718	0.09%	0.19%
Three-year Average						0.12%	0.25%

Note: The Company did not grant any stock options to participants in the past three years

Qualified Performance Based Compensation under Code Section 162(m)

To ensure that certain awards granted under the Amended 2009 Plan to a “Covered Employee” (as defined in the Internal Revenue Code of 1986 (the “Tax Code”)) qualify as “performance‑based compensation” under Section 162(m) of the Code, the Amended 2009 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following:

(1) earnings before interest, taxes, depreciation and amortization;

(2) net income (loss) (either before or after interest, taxes, depreciation and/or amortization);

(3) changes in the market price of the stock;

(4) cash flow (including, but not limited to, operating cash flow and free cash flow);

(5) funds from operations or similar measure;

(6) sales or revenue;

(7) acquisitions or strategic transactions;

(8) operating income (loss);

(9) return on capital, assets, equity, or investment;

(10) total stockholder returns or total returns to stockholders;

(11) gross or net profit levels;

(12) productivity;

(13) expense;

(14) margins;

(15) operating efficiency;

(16) customer satisfaction;

(17) working capital;

(18) earnings per share of stock;

(19) lease‑up performance, net operating income performance or yield on development or redevelopment communities;

(20) leverage (measured as a ratio based on debt, debt net of cash balances, or interest expense to earnings before interest, taxes, depreciation and amortization (EBITDA) or to total market capitalization or similar measures); and/or

(21) economic value-added

any of which under the preceding clauses (1) through (21) may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. The Compensation Committee may appropriately adjust any evaluation of the Company’s or a peer’s performance under a Performance Criterion to exclude or minimize the effect of any of the following events that occurs during a Performance Cycle: (I) asset write-downs or impairments, (II) litigation or claim judgments or settlements, (III) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (IV) accruals for reorganizations and restructuring programs, (V) any item of an unusual nature or of a type that indicates infrequency of occurrence, or both, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing the Company’s annual report to stockholders for the applicable year, (VI) special or non-routine dividends, including those that result from large asset sales, and (VII) other items that are typically adjusted, including in earnings releases, third party publications or metrics that are focused on core or recurring operating results and that are based on the above criterion.

Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance‑based compensation” under Section 162(m) of the Code will not exceed 300,000 shares of Common Stock for any performance cycle and the maximum number of shares that can be awarded in the form of options or stock appreciation rights to any one individual in any calendar year will not exceed 600,000 shares of Common Stock. If a performance‑based award is payable in cash, it cannot exceed $4,000,000 for any performance cycle.

Summary of Other Terms of the Amended 2009 Plan

The following description of certain features of the Amended 2009 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Amended 2009 Plan that is attached hereto as Exhibit A.

Plan Administration.  The Amended 2009 Plan is administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended 2009 Plan. The Compensation Committee may delegate to our Chief Executive Officer (or other executive officers) the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and not a Covered Employee under Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility.  Persons eligible to participate in the Amended 2009 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective employees) of the Company and its subsidiaries as selected from time to time by the

Compensation Committee in its discretion. As of the date of this proxy statement, the Company has approximately 3,000 employees, 70 of whom are officers, and ten non-employee directors (nine immediately following the 2017 Annual Meeting).  With respect to Company associates, the Company's recent practice has been to generally make equity incentive awards to associates who have attained the officer, director or senior director level; approximately 195 associates are eligible to receive awards pursuant to this practice.

Stock Options.  The Amended 2009 Plan permits the granting of (1) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. No more than 8,000,000 shares will be issued in the form of incentive stock options. Options granted under the Amended 2009 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of Common Stock on the NYSE on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the Amended 2009 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of Common Stock of the Company that are beneficially owned by the optionee. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.  The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of Common Stock equal to the value of the appreciation in the stock price of a designated number of shares of our Common Stock over the exercise price. The exercise price is the fair market value of the Common Stock on the date of grant.

Restricted Stock.  The Compensation Committee may award shares of Common Stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period. However, in the event these awards granted to employees have a performance‑based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction (without any prior performance condition to the grant or vesting thereof), the restriction period will be at least one year, but vesting can occur incrementally over the one-year period.  Awards made to employees after May 18, 2017 for up to 5% of the awards reserved and available for issuance as of that date may be awarded, in total, without regard to such minimum restriction or vesting period.

Restricted Stock Units.  The Compensation Committee may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of Common Stock and may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. However, in the event these awards granted to employees have a performance‑based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction (without any prior performance condition to the grant or vesting thereof), the restriction period will be at least one year, but vesting can occur incrementally over the one-year period. Awards made to employees after May 18, 2017 for up to 5% of the awards reserved and available for issuance as of that date may be awarded, in total, without regard to such minimum restriction or vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards.  The Compensation Committee may also grant shares of Common Stock which are free from any restrictions under the Amended 2009 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.  However, any such grant of restricted stock that is made to employees must comply with the limitation that no more than 5% of the awards reserved and available for issuance as of May 17, 2017 may, in total, be issued without regard to the minimum one-year restriction or vesting period.

Performance Share Awards.  The Compensation Committee may grant performance share awards to any participant which entitle the recipient to receive shares of Common Stock upon the achievement of certain performance goals (as summarized above) and such other conditions as the Compensation Committee shall determine. The period during which performance is to be measured for such awards shall not be less than one year, provided however that Awards made to employees after May 18, 2017 for up to 5% of the awards reserved and available for issuance as of that date may be awarded, in total, without regard to a minimum restriction or vesting period.

Dividend Equivalent Rights.  The Compensation Committee may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award (other than a stock option or stock appreciation right) or as a freestanding award. Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards.  The Compensation Committee may grant cash bonuses under the Amended 2009 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

Sale Event.  The Amended 2009 Plan provides that upon the effectiveness of a “sale event” as such term is defined in the Amended 2009 Plan, and except as otherwise provided by the Compensation Committee in an award agreement, all awards will be terminated unless the parties agree to assume or continue the awards with appropriate adjustments. In the event that awards are assumed, continued or substituted in connection with a Sale Event, then the award will become fully vested and nonforfeitable in the event that the grantee's employment or other business relationship with the Company is terminated (i) by the Company without cause or (ii) by the grantee for Good Reason, in either case in connection with or within 24 months following the Sale Event, except as may otherwise be provided in the relevant award agreement. In case awards are not assumed, the Company may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights.

Adjustments for Stock Dividends, Stock Splits, Etc.  The Amended 2009 Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of Common Stock that are subject to the Amended 2009 Plan, and to any outstanding awards and/or to the price for each share of Common Stock subject to outstanding awards of stock options and stock appreciation rights to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding.  Participants in the Amended 2009 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have tax withholding obligations satisfied by authorizing the Company to withhold shares of Common Stock to be issued pursuant to the exercise or vesting.

Clawback Policy.  Awards made under the Amended 2009 Plan are subject to the Company's clawback policy as in effect from time to time.

Amendments and Termination.  The Board may at any time amend or discontinue the Amended 2009 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the

NYSE, any amendments that materially change the terms of the Amended 2009 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the Amended 2009 Plan qualifies as performance‑based compensation under Section 162(m) of the Code.

Effective Date of Amended 2009 Plan.  The Board adopted the Amended 2009 Plan on February 16, 2017, and the Amended 2009 Plan becomes effective on the date it is approved by stockholders. No awards may be granted under the Amended 2009 Plan after May 15, 2027.  If the Amended 2009 Plan is not approved by stockholders, the plan as currently in effect will continue until it expires, and awards may be granted thereunder, in accordance with its terms.

New Plan Benefits

The following table provides information concerning the benefits that were received by the following persons and groups during 2017 through March 31, 2017: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

	Restricted Stock/Units (1)		Performance Shares (2)
	Dollar Value	Number	Dollar Value	Number
Name and Position	($) (3)	#	($) (4)	#
Timothy Naughton, Chairman and CEO	$564,966	3,155	$4,499,990	25,405
Kevin O'Shea, CFO	$576,247	3,218	$1,049,850	5,927
Matthew Birenbaum, Chief Investment Officer	$748,154	4,178	$1,049,850	5,927
Sean Breslin, Chief Operating Officer	$668,289	3,732	$1,049,850	5,927
Stephen Wilson, EVP Development	$662,022	3,697	$549,990	3,105

All Current Executives, as a group (9 executives)	$4,530,113	25,298	$9,984,648	56,369
All Current Non-Employee Directors, as a group (5)	$52,243	285	-	-
All current employees who are not executive officers, as a group	$8,008,369	44,722	$4,169,472	23,539

(1)	Does not include dividend equivalent units issued in lieu of dividends on restricted units on the Company’s regular dividend payment dates.
(2)	Reflects grants of target performance shares for the 2017 – 2019 Performance Period; these shares may not be earned if threshold performance is not achieved.
(3)

The value of restricted stock awards and deferred stock units is based solely on the closing price of our Common Stock on the NYSE on the date of grant; as a result, no assumptions were used in the calculation of this value. Based on the closing price of Common Stock of $179.07 on February 16, 2017 for officer grants.  Based on the closing price of Common Stock of $183.31 on March 1, 2017 for director grants.

(4)

Based on the Monte Carlo value as of February 16, 2017 for performance awards based solely on the TSR metrics of $175.86 per unit and based on the closing price of Common Stock on February 16, 2017 of $179.07 for performance awards representing Operating Metrics.

(5)

Reflects quarterly retainers paid on March 1, 2017, for those directors who elected deferred stock units in lieu of cash compensation.  See “Director Compensation and Director Stock Ownership Guidelines” for additional information on non-employee director compensation.

Tax Aspects under the Tax Code

The following is a summary of the principal federal income tax consequences of certain transactions under the Amended 2009 Plan. It does not describe all federal tax consequences under the Amended 2009 Plan, nor does it describe state or local tax consequences.

Incentive Options.  No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of Common Stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of Common Stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three‑month rule does not apply.

Non-Qualified Options.  No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards.  The Company generally will be entitled to a tax deduction in connection with an award under the Amended 2009 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments.  The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Tax Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20 percent federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions.  Under Section 162(m) of the Tax Code, the Company’s deduction for certain awards under the Amended 2009 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance‑based compensation that otherwise meets the requirements of Section 162(m) of the Tax Code). The Amended 2009 Plan is structured to allow certain awards to qualify as performance‑based compensation.

Equity Compensation Plan Information

The Company maintains the 2009 Stock Option and Incentive Plan (the “2009 Plan”) and the 1996 Non-Qualified Employee Stock Purchase Plan (the “ESPP”), pursuant to which common stock or other equity awards may be issued or granted to eligible persons. The following table gives information as of December 31 2016 about equity awards under the 2009 Plan, the Company's prior 1994 Stock Option and Incentive Plan (the “1994 Plan”) under which awards were previously made, and the ESPP:

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	717,741	(2)	$119.03	(3)	878,622	(5)
Equity compensation plans not approved by security holders (4)	—		N/A		692,812
Total	717,741		$119.03	(3)	1,571,434

(1)	Consists of the 2009 Plan and the 1994 Plan.
(2)

Includes 15,541 deferred units granted under the 2009 Plan and the 1994 Plan, which, subject to vesting requirements, will convert in the future to common stock on a one-for-one basis. Also includes the maximum number of shares that may be issued upon settlement of outstanding Performance Awards awarded to officers and maturing on December 31, 2016, 2017 and 2018. Does not include 313,403 shares of restricted stock that are outstanding and that are already reflected in the Company's outstanding shares.

(3)	Excludes performance awards and deferred units granted under the 2009 Plan and the 1994 Plan, which, subject to vesting requirements, will convert in the future to common stock on a one-for-one basis.
(4)	Consists of the Non-Qualified ESPP.
(5)

The number of shares reserved and available for issuance under the 2009 Plan (shown in the table as of December 31, 2016) will be increased from its current number to 8,000,000 if the proposal to amend and restate the 2009 Plan is approved by Stockholders at the 2017 Annual Meeting.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for approval of adoption of the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan unless contrary instructions are set forth on the enclosed proxy card. Under Maryland law, this proposal requires the affirmative vote of a majority of all of the votes cast on the matter. Under NYSE rules, for purposes of the vote to approve our Second Amended and Restated 2009 Equity Incentive Plan, an abstention constitutes a vote cast but a broker non-vote does not. Accordingly, a broker non-vote will not be counted in determining the outcome of the vote on this matter, while an abstention will have the same effect as a vote against this matter.

The Board of Directors unanimously recommends a vote FOR approval of the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan.

Proposal 4: Non‑Binding, Advisory Vote on Executive Compensation

The Compensation Discussion and Analysis beginning on page 31 of this proxy statement describes the Company’s executive officer compensation program and decisions made by the Compensation Committee and the Board of Directors with respect to the 2016 compensation of our Chief Executive Officer and other officers named in the Summary Compensation Table on page 54 (the “Named Executive Officers”). As noted in the Compensation Discussion and Analysis, the Company’s goals for its executive compensation program are (i) to attract, motivate and retain experienced and effective executives, (ii) to direct the performance of those executives with clearly defined goals and measures of achievement and (iii) to align the interests of management with the interests of our stockholders.

While the vote on the following resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors will carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program. The Board of Directors is asking stockholders to cast a non‑binding, advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED, on a non‑binding, advisory basis, by the stockholders of the Company.”

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for adoption of the resolution approving the compensation disclosed unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast on the proposal at the Annual Meeting is required to provide non‑binding advisory approval of the compensation paid to the Company’s Named Executive Officers. Under Maryland law, abstentions and broker non‑votes are not treated as votes cast. Accordingly, an abstention or broker non‑vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the resolution to approve, on a non-binding, advisory basis, the compensation paid to the Company’s Named Executive Officers.

Proposal 5: Non-Binding Advisory Vote on Frequency of Advisory Vote on Executive Compensation

The stockholders of the Company are entitled to cast a non-binding advisory vote at least every six years on how frequently the Company will submit a non-binding, advisory proposal to approve the compensation of the Company’s Named Executive Officers similar to Proposal 4.  The prior vote on this matter was held in 2011 and the Board recommended that the non-binding advisory vote on executive compensation be held every year (rather than every two years or every three years) and the stockholders elected to have such vote annually.  Accordingly the Board is again asking the stockholders to vote on whether the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers as set forth in the Company’s proxy statement every year, every two years or every three years. The Company believes that it is appropriate to continue to hold such a vote every year so that the Board receives feedback from the Company’s stockholders on executive compensation decisions in a timely manner.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Because there are three alternatives, it is possible that none of the three alternatives will receive a majority of votes cast. In that case, the results of the advisory vote regarding frequency of a shareholder advisory vote on executive compensation shall be determined by whichever of the choices — every year, every two years, or every three years —

 receives the greatest number of votes cast.  Under Maryland law, abstentions and broker non-votes are treated as not voting. Accordingly, an abstention or broker non-vote will have no effect on the outcome of the vote.  If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote for a frequency of EVERY YEAR for future advisory votes regarding executive compensation.

The Board of Directors unanimously recommends a vote for a frequency of “Every Year” for the advisory vote on the compensation of the Company’s Named Executive Officers.

Other Matters

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Regardless of the number of shares you own, your vote is very important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

III. Corporate Governance And Related Matters

Code of Ethics and Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics (the “Code”). The Code constitutes a “code of ethics,” as defined by the SEC, that applies to the Company’s Board of Directors as well as its Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller, and other employees of the Company. In addition, the Company has adopted Corporate Governance Guidelines. Copies of the Code and the Corporate Governance Guidelines are available on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.” To the extent required by the rules of the SEC and the NYSE, we will disclose amendments and waivers relating to these documents in the same place on our website. Additional information on corporate governance policies is included in “Compensation Policies” on page 51, including information on the following Company policies: Executive Stock Ownership Guidelines; Prohibition Against Hedging, Pledging or Borrowing against Company Stock; Severance Policy; and Policy on Recoupment of Incentive Compensation (Clawback Policy).

Board of Directors and its Committees

Board of Directors

The Board of Directors currently consists of eleven directors, ten of whom are candidates for election. As previously announced, Lance R. Primis, a current director, has decided not to stand for re‑election. The Board of Directors met five times during 2016. The Board of Directors schedules regular executive sessions at each of its meetings during which the Company’s independent directors meet without management participation. During 2016, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he or she was a member. The Board’s policy is that each director attend the Company’s annual meetings of stockholders at which he or she is a nominee, and all directors who were nominees were in attendance at the 2016 Annual Meeting of Stockholders.

As discussed below under Nominating and Corporate Governance Committee, the Board considers a variety of factors when choosing candidates for Board appointment or nomination. While the Board values long‑tenured directors who know the Company and management well, the Board also believes that it is important to assure that from time to time vacancies occur on the Board that create opportunities for new directors who may bring different or more recent experiences or expertise to the Board. Consistent with this philosophy, five new directors have joined the AvalonBay Board on or subsequent to the 2013 Annual Meeting of Stockholders: Glyn Aeppel, Ron Havner, Terry Brown, Richard Lieb and Susan Swanezy (with the last two joining in 2016).

In 2016, the Company’s Board of Directors amended the Company’s Corporate Governance Guidelines to incorporate new term expectations that reflect the Board’s view of the importance of board succession planning. Specifically, the Corporate Governance Guidelines, as amended, (i) express an expectation that a director will not be re‑nominated after the completion of 12 full years of service or within the several years that follow; (ii) express an expectation that the Lead Independent Director will serve in that role for approximately three to five years, and (iii) express an expectation that Committee chairs will serve for three to five years. In each case, the guideline is flexible and the exact timing for any transition will depend on the needs of the Board at the time and the timing of identification and nomination of a successor. The Board would not expect to apply this guideline to an employee director (at the present time, the only employee on the Company’s Board is the Chief Executive Officer).

Audit Committee

The Board of Directors has established an Audit Committee. The current members of this committee are Mr. Buckelew (Chair), Ms. Aeppel and Messrs. Brown and Havner.  Following the Annual Meeting the Board expects that Mr. Lieb and Ms. Swanezy will be appointed to the Audit Committee and that Ms. Aeppel will rotate off the Audit Committee. The Board of Directors has determined that Mr. Buckelew is an “audit committee financial expert” as defined by the SEC, based on his MBA, experience as Chief Financial Officer at Princess Cruises, and the fact that the Internal Audit function of Carnival Corporation has reported to him. The designation of Mr. Buckelew by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of this designation, nor is it intended to impose on him any duties, obligations or liabilities that are greater than the duties, obligations or liabilities imposed on him as a member of the Audit Committee and the Board in the absence of this designation. The Board of Directors has determined that the members of the Audit Committee, including the audit committee financial expert, are “independent” under the rules of the NYSE. The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditors, is responsible for the compensation and oversight of the work of the independent auditors, reviews the results of the audit engagement with the independent auditors, and reviews and discusses with management and the independent auditors quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee met seven times during 2016. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee charter is available on the “Investor relations” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

Compensation Committee

The Board of Directors has established a Compensation Committee. The current members of this committee are Messrs. Walter (Chair), Primis and Sarles. Following the Annual Meeting, Mr. Primis will no longer serve as a director and the Board expects that Mr. Buckelew will be appointed to the Compensation Committee.  The Board of Directors has determined that the members of the Compensation Committee are “independent” under the rules of the NYSE. The Compensation Committee, among other functions, reviews, designs and determines management compensation structures, programs and amounts, establishes corporate and management performance goals and objectives, and reviews and makes recommendations to the Board of Directors regarding the Company’s incentive compensation plans, including the Company’s 1994 Stock Incentive Plan, the Company’s Amended and Restated 2009 Equity Incentive Plan, as currently in effect and as the same may be amended pursuant to a proposal at this Annual Meeting (collectively, the “Equity Incentive Plans”). The Compensation Committee also reviews employment agreements and arrangements with senior officers. In addition, our Equity Incentive Plans provide that the Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties under the Equity Incentive Plans with respect to awards, including the granting of awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with independent advice and counsel on executive and board compensation, as well as competitive pay practices. Steven Hall & Partners does not provide any services directly to the Company or its management. The Compensation Committee met four times during 2016. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter is available on the “Investor relations” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

Nominating and Corporate Governance Committee

The Board of Directors has established a Nominating and Corporate Governance Committee. The current members of this committee are Messrs. Sarles (Chair), Primis, Rummell, and Walter. Following the Annual Meeting, Mr. Primis will no longer serve as a director and the Board expects that Ms. Aeppel will be appointed to the Nominating and Corporate Governance Committee. The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are “independent” under the rules of the NYSE. The Nominating and Corporate Governance Committee’s functions include: identifying individuals qualified to become Board members; considering policies relating to Board and committee meetings; recommending the establishment or dissolution of Board committees; reviewing and considering succession plans with respect to the positions of Chairman of the Board and Chief Executive Officer (including through periodic evaluation and discussion with the Board of internal candidates for such succession); reviewing policies and activities in the areas of political contributions, charitable giving and corporate responsibility; and addressing other issues regarding corporate governance. The Nominating and Corporate Governance Committee met four times during 2016. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee charter is available on the “Investor relations” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee considers the qualifications set forth in the Company’s corporate governance guidelines, which include the nominee’s business and professional background; history of leadership or contributions to other organizations; functional skill set and expertise; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly‑traded company in today’s business environment; and service on other boards of directors. In addition, the Board may consider diversity of background, experience and thought in evaluating and recommending candidates for election. The Board believes that diversity is important because a variety of points of view can contribute to a more effective decision‑making process. The Nominating and Corporate Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee may assess the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies are expected, due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director which may come to the Nominating and Corporate Governance Committee’s attention through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any time during the year.

In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The procedure by which stockholders may submit such recommendations is set forth in the Company’s Bylaws. See “Other Matters – Stockholder Nominations for Directors and Proposals for Annual Meetings” for a summary of these requirements. When nominations are properly submitted, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders under the criteria summarized above. Following verification of the stockholder status of persons proposing candidates, the Nominating and Corporate Governance Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee as part of its review. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. In the case of stockholder nominations, the Board may also consider the specific information required to be provided by the nominating stockholder pursuant to the requirements of the Company’s Bylaws.  Stockholders may also nominate directors in accordance with the proxy access provisions of the Company’s Bylaws, as described in “Other

Matters - Stockholder Nominations for Directors and Proposals for the Annual Meeting”.

If you would like the Nominating and Corporate Governance Committee to consider a prospective candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s Bylaws to: AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Corporate Secretary.

Investment and Finance Committee

The Board of Directors has established an Investment and Finance Committee. The current members of this committee are Ms. Aeppel (Chair), and Messrs. Brown, Buckelew, Havner, Naughton, and Rummell. Following the Annual Meeting, the Board expects that Mr. Lieb and Ms. Swanezy will be appointed to the Investment and Finance Committee and Mr. Buckelew will rotate off the Investment and Finance Committee.  The Investment and Finance Committee was formed, among other things, to review and monitor the acquisition, disposition, development and redevelopment of the Company’s communities, and review and monitor the financial structure, capital sourcing strategy and financial plans and projections of the Company. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve investment and financing activity. The Investment and Finance Committee met three times during 2016.

Leadership Structure and Lead Independent Director

Timothy J. Naughton, our Chief Executive Officer and President, also serves as the Company’s Chairman of the Board. The Board believes that the Company is best served by having Mr. Naughton serve as Chairman of the Board in addition to Chief Executive Officer and President, as opposed to appointing one of the other current directors or a future director to serve as Chairman of the Board. Among other benefits, Mr. Naughton’s role as Chief Executive Officer and President enables him, working with the Lead Independent Director, to act as a bridge between management and the Board, helping management and the Board to act with a common purpose. Mr. Naughton’s combined roles as Chief Executive Officer, President and Chairman of the Board promote unified leadership and direction for the

Company. To help assure sound corporate governance practices, the Board of Directors established the position of Lead Independent Director in 2003 and Mr. Sarles currently serves in that role. Mr. Sarles’ role as Lead Independent Director includes presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, serving as a liaison between the Chairman of the Board and the independent directors, establishing and approving meeting agendas for the Board, having the authority to call meetings of the independent directors, conferring with the Chairman of the Board and the Chief Executive Officer regularly, and acting as a contact person for stockholders and others who wish to communicate with the independent directors.

Board of Directors Risk Oversight

The Company and the Board have a number of practices with regard to Board oversight of risk management matters. The charter of each of the Company’s Board committees provides that each committee shall, from time to time to the extent that committee deems appropriate, review risk and compliance matters relevant to that committee and report the results of such review to the full Board. As required by NYSE rules, the charter of the Audit Committee states that the Audit Committee will assist with Board oversight of risk and compliance matters, and in any event will review the perceived major financial risk exposures of the Company and the steps management has taken to monitor and control such exposures. At most regularly scheduled Board meetings, the Board reviews key matters relating to the Company’s finances, liquidity, operations and investment activity. On an annual basis, the Board engages in a broader discussion about company‑wide risk management.

Although it is not the primary reason for the selection of the current leadership structure by the Board, the Company and the Board believe that the current leadership structure of the Board, including both a Chairman of the Board and a separate Lead Independent Director, helps facilitate these risk oversight functions by providing multiple channels for risk related concerns and comments. The Company’s operations involve various risks that could have adverse consequences, including those described in the Company’s Annual Report on Form 10‑K and other filings with the SEC. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Despite the risk oversight activities described above, there can be no assurance that the Company’s current practices have identified every potential material risk, are sufficient to address these risks, or that any risks will not result in a material adverse effect on the Company’s business or operations.

Independence of the Board

The NYSE has adopted independence standards for companies listed on the NYSE, which apply to the Company. These standards require a majority of the Board of Directors to be independent and every member of the Audit Committee, Compensation Committee and Nominating and Governance Committee to be independent. NYSE standards provide that a director is considered independent only if the Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” In addition, NYSE rules and related NYSE commentary generally provide that:

•	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship;
•

A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation; compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test;

•

A director is not independent if (A) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;
•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and

•

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in a single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

To determine which of its members is independent, the Board of Directors used the above standards and also considered whether a director had any other past or present relationships with the Company which created conflicts or the appearance of conflicts.

Based on consideration of the foregoing and the absence of any other such transactions, relationships or arrangements found as a result of this review, the Board determined that all nominees for directors are independent, except for Mr. Naughton, who currently serves as the Company’s Chairman of the Board, Chief Executive Officer and President.

NYSE rules provide for additional independence standards that apply to members of the Audit Committee and the Compensation Committee. The Board has determined that each current and proposed member of these committees satisfies these additional standards.

Stockholder Engagement

We consider our relationship with our stockholders to be an important part of the Company’s success and we value the outlook and opinions of our investors. During 2016 our management reached out to stockholders who collectively held over 60% of the Company’s outstanding stock for the purpose of discussing the Company’s practices and policies with respect to environmental, social and governance matters (“ESG”) and management spoke with stockholders holding 43.5% of outstanding stock regarding such issues, in addition to speaking with Institutional Shareholder Services and Glass Lewis.  These discussions addressed governance matters including board composition and refreshment, executive compensation and sustainability efforts. The feedback from stockholders was conveyed to and discussed with the Nominating and Governance Committee and full Board.

The goal of these conversations was to ensure that management and the Board understood and considered the ESG issues that matter most to our stockholders and to enable the Company to address them effectively.

In addition to conversations with our stockholders, the Company receives correspondence throughout the year from stockholders and stockholder advocacy groups and responds and/or shares this correspondence with the Nominating and Corporate Governance Committee and the full Board where requested or otherwise appropriate.

Contacting the Board

Any stockholder or other interested party may contact any of our directors, including the Lead Independent Director or our independent directors as a group, by writing to them at the following address. The envelope in which you send your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

[Name of Director or Group of Directors]
c/o AvalonBay Communities, Inc. Ballston Tower 671 N. Glebe Road, Suite 800 Arlington, VA 22203
Attention: Corporate Secretary

Report of the Audit Committee

The Audit Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has primary responsibility for this process, including the Company’s system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and on the Company’s internal controls over financial reporting. The Company’s independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. In this context, during 2016 and 2017, the Audit Committee reviewed and discussed the audited financial statements and E&Y’s evaluation of the Company’s internal control over financial reporting with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Auditing Standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from the independent auditors the written disclosures required by the PCAOB regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee discussed with the independent auditors their independence from the Company and its management. Relying on the reviews, disclosures and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2016, for filing with the SEC, and the Board of Directors has approved this recommendation.

Submitted by the Audit Committee

Alan B. Buckelew (Chair)

Glyn F. Aeppel

Terry S. Brown

Ronald L. Havner, Jr.

Fiscal 2015 and 2016 Audit Fee Summary

During fiscal years 2015 and 2016, the Company retained its principal independent auditors, Ernst & Young, to provide services in the categories and for the approximate fee amounts shown below:

	2015	2016
Audit fees	$1,716,930	$1,777,045
Audit related fees(1)	$534,084	$561,856
Tax fees(2)	$849,025	$796,260
All other fees	$0	$0

(1)	Audit related fees include fees for services traditionally performed by the auditor such as subsidiary audits, employee benefit audits, and accounting consultation.
(2)	Tax fees include preparation and review of subsidiary tax returns and taxation advice.

Audit Committee Pre‑Approval of Audit and Permissible Non‑Audit Services of Independent Auditors

The Audit Committee pre‑approves all audit and permissible non‑audit services provided by the independent auditors. These services may include audit services, audit‑related services, tax services and other services. Pre‑approval is provided for up to one year, and any pre‑approval is detailed as to the particular service or category of services and is subject to a specific budget.

The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre‑approval, and the fees for the services performed to date. The Audit Committee may also pre‑approve particular services on a case‑by‑case basis.

Transactions with Related Persons, Promoters and Certain Control Persons

The Company’s Code of Business Conduct and Ethics, adopted by the Company’s Board of Directors and evidenced in writing, provides that no employee of the Company, including an executive officer or director, may engage in activities that create a conflict of interest with the Company unless all relevant details have been disclosed and an appropriate waiver permitting the conduct has been received. An activity constitutes a conflict of interest under the Code if (i) the activity could adversely affect or compete with the Company, (ii) any interest, connection or benefit to the employee or director from the activity could reasonably be expected to cause such employee or director to consider anything other than the best interest of the Company when deliberating and voting on Company matters or (iii) any interest, connection or benefit to the employee or director from the activity could give such employee or director or a member of his or her family an improper benefit that he or she obtains on account of his or her position within the Company. An executive officer or member of the Board of Directors may only receive a waiver from the Board or any designated committee of the Board, and any waiver granted to an executive officer or director will be disclosed to the Company’s stockholders to the extent required by law or NYSE rules. The Nominating and Governance Committee of the Board (or any other committee that is designated) is responsible for administering the Code for executive officers and directors.

IV. Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a description of (i) how the Board of Directors and the Company think about compensation for the Company’s executive officers, and (ii) what decisions were made in setting 2016 compensation, including the establishment of goals and aligning of compensation with performance and shareholder interests.

Specifically, the CD&A contains the following sections:

INTRODUCTION AND EXECUTIVE SUMMARY

Summary of 2016 Achievements

Summary of our Executive Compensation Program

Our Executive Compensation Philosophy

Our Named Executive Officers in 2016

Compensation Overview

Chairman and CEO 2016 Compensation At‑a‑Glance

Chairman and CEO 2016 Target Opportunity Mix

Impact of the Company’s Performance on our Named Executive Officer Compensation

Realized Pay for 2016 Performance

Our Compensation Programs Incorporate Best Practices

ADDITIONAL DISCUSSION

Consideration of the Results of the 2016 Stockholder Advisory Vote on Executive Compensation

Our Decision Making Process

Who is Involved in Compensation Decisions

How We Review Market Compensation

How We Select and Use Peer Groups

Who Are our Compensation Consultants

What We Pay and Why: Elements of Compensation

How We Establish Goals and Determine Achievement for Incentive Compensation

Review of 2016 Performance and Pay

Annual Cash and Stock Incentive Program

Long‑Term Incentive Program

2016 Compensation Determinations

2017 Compensation Determinations

INTRODUCTION AND EXECUTIVE SUMMARY:

Summary of 2016 Achievements

Summary:  2016 was a strong year for AvalonBay, in which our operating and development capabilities, together with favorable apartment fundamentals, helped us deliver a sixth consecutive year of healthy operating results. Some highlights for the year include:

Operating Activity:  Rental revenue for Established Communities for 2016 increased 4.3% over the prior year period. NOI for Established Communities increased 4.8% for the same period.

Development Activity:  We completed eight new development communities, representing a total capital investment of approximately $510 million. These new communities were delivered at an average cost basis of under $300,000 per apartment home. We also started nine new apartment communities that are projected to contain approximately 2,700 apartment homes. At year‑end 2016, we had approximately $85 million in land held for development and our development rights pipeline consisted of 25 communities, representing $3.0 billion in projected total capital cost.

Redevelopment Activity:  During 2016, the Company completed the redevelopment of 10 communities containing an aggregate of 2,739 apartment homes, for a total capital cost of approximately $116 million, excluding costs incurred prior to redevelopment.

Dividend Growth:  In February 2017 we announced a dividend increase of 5.2%. Since the first quarter of 2011 we have increased our quarterly dividend nearly 60%.

Capital Markets Activity:  We raised approximately $1.35 billion by borrowing approximately $1.1 billion in unsecured debt and sourcing the balance through asset sales and from distributions from unconsolidated real estate entities.

Portfolio Management:  During 2016 the Company purchased five stabilized communities for $532 million.  During 2016, the Company sold seven wholly-owned operating communities, containing 2,051 apartment homes, for an aggregate sales price of $523 million.

Earnings and Core FFO Growth:  Earnings per share for the year was $7.52. “Core FFO” per share increased by 8.5% over the prior year to $8.19. For the three years ended December 31, 2016 (the period measured for this metric in our maturing performance awards), our Core FFO grew at a 9.55% annualized rate.

Other Achievements:  The Company was ranked #1 for its positive online reputation among the top 10 REITs in the United States based on J. Turner

Research’s most recent Online Reputation Assessment™ Power Rankings.

In the area of corporate responsibility, AvalonBay was once again awarded a Green Star by the annual Global Real Estate Sustainability Benchmark (GRESB) survey. The GRESB survey evaluates hundreds of real estate companies in such areas as management, policy, development, governance, sustainability, and environmental and social programs/policies. In every category, AvalonBay continued to score well above the average of its peers in residential real estate, ranking second in the United States. Its rating was also above the global industry average in almost every category, ranking third worldwide. In attaining the coveted Green Star for environmental achievement, AvalonBay ranked in the top quartile in terms of implementation and measurement, management and policy, and development. AvalonBay’s overall 2016 GRESB score marks the fourth consecutive year of improvement in the rankings, beginning with its first year of participation in 2013.

Definitions and Reconciliations:  For definitions and reconciliations of FFO, Core FFO, Established Communities, and NOI, see pages 32‑34, 36, and 38-39, respectively, of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2016 (the “Form 10-K”), as filed with the SEC, and pages 37-40, 43, and 45-46 of the printed copy of the Form 10-K accompanying this Proxy Statement.

Summary of our Executive Compensation Program

Our Executive Compensation Philosophy

AvalonBay’s Total Compensation Program is designed to:

•	Attract, retain and motivate talent within the company,
•	Align the interests of management with the interests of stockholders,
•	Direct performance with clearly defined goals and measures of achievement, and
•	Assure that compensation is aligned with performance

Our Named Executive Officers in 2016

This CD&A describes the compensation of the following named executive officers:

Name	Title

Timothy Naughton	Chairman, CEO and President
Kevin O’Shea	Chief Financial Officer
Matthew Birenbaum	Chief Investment Officer
Sean Breslin	Chief Operating Officer
Stephen Wilson	Executive Vice President, Development

Compensation Overview

Our executive compensation programs covering the Named Executive Officers are designed to attract and retain key talent, to motivate behaviors that align with stockholders’ interests and to pay for performance. A substantial majority of the target pay of our Named Executive Officers is variable and contingent on performance.

Chairman & Chief Executive Officer 2016 Compensation At‑A‑Glance

Base Salary.  Mr. Naughton, our Chairman and CEO, continued to have a base salary of $950,000 in 2016, which remained unchanged since 2013 when he was appointed as Chairman of the Board.

Cash Bonus.  Mr. Naughton’s target cash bonus for 2016 was $1,425,000 or 150% of base salary. Seventy‑five percent of the target cash bonus is based on corporate performance factors and 25% is based on individual performance. The achievement levels for the corporate performance and individual factors were judged to be 100.7% and 110%, respectively, resulting in a final cash bonus for 2016 of $1,468,106.

Stock Bonus.  Mr. Naughton’s target stock bonus for 2016 was $600,000.  The performance measures used in calculating the stock bonus reflect different elements of the Company’s performance and are not duplicative of the performance measures used to evaluate corporate performance under the annual cash bonus program. The achievement level for these stock bonus performance measures for 2016 was 94.16%, which resulted in a payout of $564,950.  The payout is delivered in the form of restricted stock that vests ratably over three years from the date of grant. Please note that this award will be disclosed in the 2018 proxy statement Summary Compensation Table as it was granted in 2017.

Performance Awards.  Mr. Naughton received a target performance award totaling $3,362,500 for the 2014 – 2016 performance period. 66.7% of the target award was tied to three-year total shareholder (“TSR”) return metrics, including absolute and relative comparisons, and 33.4% of the target award was tied to three-year relative financial operating metrics. The Company achieved 162.3% of target payout for the 2014 – 2016 performance awards. Based on the closing stock price of the Company’s common stock on the NYSE on February 16, 2017 of $179.07, the earned performance awards (paid out in restricted shares subject to three‑year time vesting) are valued at $7,577,705.

Chairman & CEO 2016 Target Opportunity Mix

* includes annual stock bonus with three-year vesting

Impact of Company’s Performance on Named Executive Officer Compensation

A substantial portion of our Named Executive Officers’ compensation is linked to performance, both short‑term and long‑term.

Annual Cash Bonus:

Core FFO per Share: The Board believes that Core FFO per Share is a key measure of the Company’s performance and accordingly it was given a 50% weighting in determining achievement of the corporate component of the 2016 Annual Bonus goals. The following table shows that the Company increased its target goal for Core FFO per Share in each of the past three years, from $6.74 per share in 2014 to $8.23 in 2016. The target goal represents a compounded annual growth rate of over 10%.

Development and Redevelopment Net Operating Income (“NOI”): The operating performance of development and redevelopment communities are compared against budget.  The target goal is to have no variance against budget.

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target
2016 Development Lease-Up NOI	10%	-7.50%	0%	7.50%	-3.50%	76.80%
2016 Redevelopment NOI	5%	-3%	0%	3%	-1.1%	81.40%

Development Yield: The development yield performance for communities stabilized during the year as compared to the pre-established target yield for such developments. Stabilized communities are generally operating communities that were owned and had stabilized occupancy and operating expenses. The target goal is to meet our pre-established target yield for each development community.

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target
2016 Development Completions (Yield against Target)	10%	-0.75%	0%	0.75%	0.40%	157.80%

Corporate Objectives: This is a qualitative assessment of the effectiveness of management and progress on various corporate initiatives.

Performance Measure	Weight	Threshold	Target	Max	% of Target
Progress on Corporate Initiatives	10%	50%	100%	200%	110%
Effectiveness of Management	15%	50%	100%	200%	100%

Progress on Corporate initiatives is a measurement of the Company’s multi-year projects.  Many of these initiatives are aimed at enhancing the Company’s technology, processes and infrastructure. Our 2016 planned initiatives focused on enhancing our technology platform, expanding internal capabilities to provide new business insights and competitive advantages, and continuing the focus on strengthening our core operations and commitment to safety.  Substantial progress on each of these initiatives was made in 2016, including, but not limited to, completion of the I-Beam pilot for key functionality supporting Development and Construction project management and financial control processes, successful implementation of a new performance-based compensation plan designed to better align compensation with sales and service performance for the Residential Services sales positions, and conducting Incident and Injury Free workshops for all construction associates and principals of key construction subcontractors. For 2016, the Compensation Committee determined that the achievement on this category was 110% of target, based on significant progress on each of the initiatives during 2016.

The Effectiveness of Management is defined as management of general & administrative, balance sheet, portfolio, and capital and liquidity as well as talent management and leadership development. For 2016, the Compensation Committee determined that achievement on this category was 100% of target, as management performed well in all of these areas.

Annual Stock Bonus:

The Annual Stock Bonus was a new component for the Chief Executive Officer in 2016. Previously, Mr. Naughton’s entire long-term incentive award was in the form of multi-year performance awards, which is different from the remaining Named Executive Officers’ long-term incentive award mix.  In order to align the Chief Executive Officer’s compensation with the remaining executive officers and to provide additional focus on the Company’s annual achievements, the Board determined that the increase in Mr. Naughton’s target total compensation for 2016 would take the form of an annual stock bonus with a target dollar value of $600,000.

Mr. Naughton’s 2016 annual stock bonus component consisted of the following performance measures:

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target
Same Store Controllable Net Operating Income (NOI) vs. Budget	25%	-2%	0%	2%	-0.97%	74.50%
Customer Service – Mid-Lease Net Promoter Score	25%	17	23	29	22	91.67%
Construction Performance, including Budget, Quality, Schedule and Safety	25%	Qualitative Assessment				110.47%
Development Starts and Completions against plan	25%	Qualitative Assessment				100.00%
Total	100%					94.16%

The above performance measures represented different aspects of the Company’s business and are not duplicative of the measures under the corporate annual cash bonus program. Same store controllable NOI measures our stabilized community performance.  In line with the Company’s focus on being customer service orientated, net promoter score is a measure of customer loyalty and satisfaction. Construction and development metrics reflect key financial business drivers of the Company’s success.

The Annual Stock Bonus for the remaining NEOs was based on their respective business unit performance.

Once the final achievement for the annual stock bonus is determined, the number of shares of restricted stock will be calculated and awarded to each NEO.  The restricted stock will vest ratably over three years after the date of grant.  The annual stock bonus performance period is calendar 2016, with performance determined upon the completion of the 2016 year. The actual issuance of the time-based restricted stock awarded occurred in early 2017.

Performance Shares:  Our performance shares with performance periods ending in 2016 consisted of the following measures:

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target	Achievement
Absolute 3–yr total stockholder return ("TSR")	22.2%	4.0%	8.0%	12.0%	16.2%	200.0%	Capped at Max
AVB 3–yr TSR vs. NAREIT Equity REIT Index	22.2%	-4.0%	0.0%	4.0%	3.5%	187.0%	Above Target
AVB 3–yr TSR vs. NAREIT Apt Index	22.2%	-3.0%	0.0%	3.0%	-0.7%	87.7%	Above Threshold
3-yr Core FFO per share growth vs Peers	22.2%	-4.0%	0.0%	4.0%	2.7%	167.8%	Above Target
3-yr Net Debt-to-Core EBITDA vs Peers	11.1%	1.0x	0.0x	-1.0x	-0.8x	175.8%	Above Target

Final Achievement %	100.0%					162.3%

Realized Pay for 2016 Performance

The following table shows one way in which our Compensation Committee looks at the compensation paid and awarded to each of the named executive officers for service and performance with respect to 2016. This table differs from the Summary Compensation Table provided on page 54, which includes several items that are driven by accounting and actuarial assumptions and reporting requirements that are not necessarily reflective of the compensation actually realized by the executive with respect to a particular year. The primary difference between this supplemental table and the Summary Compensation Table is the timing and method used to value multi‑year performance awards units and stock awards.

SEC rules require that the grant date fair value of all performance award units and stock awards be reported in the Summary Compensation Table in the row for the year in which they were granted, regardless of which year the awards were made with respect to or (in the case of performance awards) which year the awards pay out in the form of restricted shares. As a result, a significant portion of the total compensation for 2016 reported in the Summary Compensation Table relates to restricted stock awards granted in early 2016 for performance in 2015 or, in the case of performance awards, awards for the 2016 – 2018 performance cycle for which performance has not yet been determined and for which the value is uncertain (and which may end up having no realized value at all).

In contrast, the table immediately below is provided to illustrate the actual cash and restricted shares received by each named executive officer for service and performance in 2016 and the restricted shares realized for performance awards maturing on December 31, 2016. Note that the amounts reported below differ substantially from the amounts determined under SEC rules and reported in the Summary Compensation Table and this table is not a substitute for the Summary Compensation Table. Total compensation figures reported below are higher than the Summary Compensation Table primarily due to the fact that there were above target payouts for the performance awards that concluded in 2016 and the price of the Company’s Common Stock had increased since the awards were originally granted in early 2014.

Name and Principal Position	Year	Salary ($)	Annual Bonus and Earned Performance Awards		All Other Compensation ($)(3)	Total ($)
			Cash (1)	Restricted Stock (2)
Timothy Naughton Chief Executive Officer	2016	950,000	1,468,106	8,142,665	40,476	10,601,247

Kevin O’Shea Chief Financial Officer	2016	540,385	577,280	1,759,475	9,215	2,886,355

Matthew Birenbaum Chief Investment Officer	2016	540,385	616,880	2,354,100	9,215	3,520,580

Sean Breslin Chief Operating Officer	2016	540,385	568,700	1,952,848	9,133	3,071,066
			.
Stephen Wilson EVP, Development	2016	465,385	547,390	1,495,750	11,465	2,519,990

(1)	Amounts in this column reflect the cash awards made in February 2017 with respect to performance under the Annual Bonus program in 2016.
(2)

Amounts in this column reflect the value of shares of restricted stock awarded in February 2017 (i) with respect to performance under the Annual Bonus program in 2016, and (ii) for achievement under the long‑term incentive performance awards maturing on December 31, 2016, all with a value per share of $179.07, the closing price of the Company’s common stock on the NYSE on February 16, 2017.

(3)	Amounts in this column include the same components described in the “All Other Compensation” column of the Summary Compensation Table.

Our Compensation Programs Incorporate Best Practices

The Company implements and maintains leading practices in its executive compensation programs. These practices include the following:

•	Pay for performance
•	Market‑based approach for evaluating and reviewing executive pay
•	Caps on annual and long‑term incentives
•	Limited perquisites
•	No employment agreements with officers
•	Policy on recoupment of incentive compensation (clawback policy)
•	Double trigger equity compensation vesting in the event of a change in control
•	Director and executive officer stock ownership guidelines

•	Performance awards are subject to three year performance periods to ensure long‑term performance is assessed
•	Performance awards also have three year additional time vesting after the performance period is completed to help promote retention of officers and continued alignment with stockholders’ interests
•	Separate board and management compensation consultants
•	Director and executive officer prohibition against hedging, pledging or borrowing against Company stock

ADDITIONAL DISCUSSION

Consideration of the Results of the 2016 Stockholder Advisory Vote on Executive Compensation

As previously announced at the 2016 Annual Meeting of Stockholders, the Company’s executive officer compensation for 2015 was approved by over 90% of the votes cast on the matter. The Compensation Committee and the Company considered these results to be an endorsement by stockholders of the Company’s compensation structure, target level and actual executive compensation.

In addition to the annual, non-binding, advisory vote on executive compensation, this year the Company is holding an advisory vote on the frequency of such “Say-on-Pay” votes, as required by SEC rules, and is recommending that such vote continue to occur every year.

Our Decision Making Process

Who is Involved in Compensation Decisions

Independent Board Members	Independent Compensation Committee
Review and approve the Company’s business plan Review and approve the compensation of the Chief Executive Officer and the Section 16(b) officers

Reviews and approves the setting of performance goals for Section 16(b) officers after the full Board reviews and approves the business plan

Recommends to the independent members of the Board the target and actual total compensation of the CEO and Section 16(b) officers

Independent Compensation Consultant	Shareholders and Other Key Stakeholders
Provides guidance on executive compensation programs in terms of prevailing market practice Steven Hall & Partners is the Board’s independent compensation consultant	Provide feedback on various executive pay practices and governance during periodic meetings with management

How We Review Market Compensation

In determining the total compensation for each Named Executive Officer, which is the sum of base salary, bonus and long‑term incentives, the Compensation Committee generally considers a number of factors on a subjective basis, including:

(i)	the scope of the officer’s responsibilities within the Company and in relation to comparable officers at various companies within the peer group described below;
(ii)	the experience of the officer within our industry and at the Company;
(iii)	performance of the Named Executive Officer and his or her contribution to the Company;
(iv)	the Company’s financial budget and general level of wage increases throughout the Company for the coming year;
(v)	a review of historical compensation information for the individual officer;
(vi)	the recommendations of the Chief Executive Officer (other than with regard to his own compensation); and
(vii)	data regarding compensation paid to officers with comparable titles, positions or responsibilities at REITs that are considered by the Compensation Committee to be comparable for these purposes.

An officer’s target compensation is not mechanically set to be a particular percentage of the peer group average, although, as noted, the Compensation Committee does review the officer’s compensation relative to the peer group to help the Compensation Committee perform the subjective analysis described above.

An officer’s target compensation may vary from the peer group data for the following reasons:

(a)	the officer’s role and experience within the Company may be different from the role and experience of comparable officers at the peer companies;
(b)	the actual compensation for comparable officers at the peer companies may be the result of a year of over performance or under performance by the peer group;
(c)	the target compensation and performance goals for comparable officers at peer companies may not have the same rigor as at the Company; and
(d)	the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular officer should be made based on the full review described above.

Our incentive programs are designed so that actual performance in excess of the performance targets results in payouts above target and actual performance below the performance targets results in payouts below target or no payout, but there are caps on above‑target payouts.

How We Select and Use Peer Groups

Companies for Market Compensation Purposes:

The Company regularly reviews the reference peer group described below, which it uses when evaluating the appropriate levels of executive compensation in order to maintain consistency and relevancy. In determining the peer group composition, the following elements are considered.

The final peers selected have one or more of the following characteristics:

•	Asset Focus (multi‑family/complexity of operations): contains a meaningful portfolio of multifamily properties and/or intense property management operations
•	Size: defined as total capitalization (equity plus debt) within 0.5x to 2.0x of AvalonBay
•	Talent: contains companies with whom we could compete for talent

The Company now uses the following 16 companies in its peer group for comparison of total compensation.

Companies for Performance Award Measurement Purposes

The Company uses a different peer group for determining performance under its performance awards. The peer group for determining the level of total target compensation is based in part on size parameters since the Company is competing with similar sized companies for executive talent. For the performance awards, size is less of a consideration and more emphasis is placed on multi‑family peers since operating performance and shareholder return are more appropriately compared with direct competitors in our specific industry.

For the 2014 – 2016 performance awards relating to three‑year relative total shareholder return, the following indices were used:

–	FTSE NAREIT Apartment Total Return Index represents REITs in the multifamily housing industry across the U.S.
–

FTSE NAREIT Equity REITS Index represents a comprehensive group of REIT performance indices that spans a variety of commercial real estate space (such as retail, office, storage and multifamily) across the U.S.

For the 2014 – 2016 performance awards relating to operating metrics, the following multifamily REITs were used as peer companies:

–	Apartment Investment and Management Company
–	Associated Estates Realty Corporation
–	Mid‑America Apartment Communities, Inc.
–	Camden Property Trust
–	Equity Residential
–	Essex Property Trust, Inc.
–	Home Properties, Inc.
–	Post Properties, Inc.
–	UDR, Inc.

These companies were chosen primarily because they are in the multifamily industry.

Please note that Associated Estates was acquired in August 2015, Home Properties was acquired in October 2015, and Post Properties was acquired in December 2016.  For companies that were acquired during the performance period, their operating metrics were factored in for the portion of the performance period for which they were publicly traded companies that published operating results.

Who Are our Compensation Consultants

The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with advice and counsel on executive and board compensation, as well as competitive pay practices. Steven Hall & Partners did not provide any services directly to the Company or its management. The Company uses the services of FPL Associates, another compensation consulting firm, to provide it with advice and competitive pay practices and data. The Compensation Committee undertook an assessment of whether any material conflict of interest exists in connection with the services of Steven Hall & Partners to the Compensation Committee or the services of FPL Associates to management and concluded that there was no such material conflict of interest.

What We Pay and Why: Elements of Compensation

Our executive compensation program contains the following pay components:

•	Base Salary – payable in cash
•	Annual Incentive Award – payable in cash and stock contingent upon achievement of performance measures and goals
•	Long‑term Incentive Awards – payable in the form of performance based awards with pre‑established measures and goals

Type	Component	Description	Connection to the Company’s business strategy/philosophy
Fixed Compensation	Base Salary	This amount, payable in cash, is generally established each year in February and effective in March	Competitive base salaries help attract and retain key talent

Performance‑based Compensation	Annual Incentive Award

Threshold, target and maximum targets and goals are established in February of each year and payouts are made in the following year

Two forms of payments – cash and restricted stock that vests ratably over three years

Drive Company and business unit performance Motivate individual performance Retain the services of the executive
Long‑term Incentive Awards

A target number of performance awards is granted with final payouts that may increase or decrease contingent upon absolute and relative TSR and operating performance against peer groups

Final payouts are subject to additional three‑year time‑vesting requirement

Align executive officers’ compensation with the interests of stockholders Maximize the company’s performance and reward management’s long‑term perspective

How We Establish Goals and Determine Achievement for Incentive Compensation

Setting Goals:  At the beginning of the year, the Board of Directors reviews and approves the Company’s business plan and budget. Subsequently, the Company’s management proposes corporate goals for that year for the annual bonus program and long‑term incentive program. The Compensation Committee reviews these proposed goals, adopts any revisions it may deem appropriate, and recommends the final corporate goals to the full Board of Directors for ratification and approval by a vote of the independent directors who would qualify for membership on the Compensation Committee.

Annual business unit goals are drafted by the head of each business unit and reviewed, modified and approved by the Chief Executive Officer.

The individual goals for the annual bonus program are determined in a similar manner, with the exception that the goals for the Chief Executive Officer are determined by the Compensation Committee and ratified by the independent directors of the Board who would qualify for membership on the Compensation Committee.

Determining Achievement:  At the end of each year, the Chief Executive Officer reviews and recommends to the Compensation Committee his assessment of the achievement of corporate goals for both the annual bonus program and the long‑term incentive program, and the business unit and individual goals for the annual bonus program for the other named executive officers. Recommendations for bonus awards and compensation changes for the Chief Executive Officer and all executive officers are approved by the Compensation Committee and are then ratified by the independent directors who qualify for membership on the Compensation Committee.

Design of the Annual Cash Incentive Program:  Our annual bonus program emphasizes short term goals and is paid with a cash bonus and, for officers whose business unit performance is measured for bonus compensation purposes, an award of restricted stock that vests over three years. All the NEOs have an annual cash bonus component for 2016.

Three components are measured to determine performance under the 2016 Annual Cash Incentive Program:

•	Corporate performance
•	Business Unit performance (applies to all Named Executive Officers except the Chief Executive Officer)
•	Individual performance

Why These Performance Measures are Selected:

Corporate Performance	Rationale
Core FFO per Share

Core FFO per Share (or similar measures such as Operating FFO) is a key metric used by many REITS and tracked by equity research analysts

Core FFO per Share is reported in our quarterly guidance to the market

Growth in Core FFO translates to confidence in the Company’s stock price

Development & Redevelopment NOI

Development & Redevelopment are core competencies of the Company that contribute to value creation.

Development and Redevelopment NOI are profit related measures that are important to fulfillment of the annual business plan

NOI reflects the operating performance of a community and allows for an easy comparison of the operating performance of individual assets or groups of assets

Development Yield	Development yield is a return measure that reflects on our development underwriting, capital allocation and value creation
Management’s Performance against Goals	This component is a qualitative assessment of senior management’s performance against pre‑established corporate‑wide initiatives as well as general performance during the year

Review of 2016 Performance and Pay

Annual Cash and Stock Incentive Program:

The goals, metrics and achievement for the corporate component of the 2016 Annual Cash Incentive Program are graphically illustrated in the following charts. Total performance under all corporate goals was determined to be 100.7% of target.

Corporate Goals and Achievement for Annual Cash Incentive
	Core FFO Per Share (50%)	Development Lease-Up NOI (10%)
Threshold: $7.88	Target: $8.23	Threshold: 7.5% Below Budgeted NOI	Target: Meeting Budgeted NOI

	Maximum: $8.58		Maximum: 7.5% Above Budgeted NOI
	Performance: Actual 2016 Core FFO	Performance: Actual 2016 Development
	was $8.19 per share	Lease-Up NOI was 3.5% below Budget
Redevelopment NOI (5%)
	Threshold: 3% Below Budgeted NOI		Target: Meeting Budgeted NOI
Maximum: 3% Above Budgeted NOI
Performance: Actual 2016 Redevelopment NOI was 1.1% Below Budget
	Development Yield Metric (10%)	Effectiveness of Management and
Progress on Corporate Initiatives (25%)
Threshold: 0.75% Below Target Yield		Threshold: 50% of Target	Target
Target: Target Yield

Maximum: 0.75% above Target Yield			Maximum: 200% of Target
	Performance: Actual Yield was 0.4% above the	Performance: Effectiveness of Management and
	Yarget Yield	Progress on Corporate Initiatives was 104% of Target.

Individual Goals and Achievement for Annual Cash Component

Individual goals for the officers include the executive’s leadership and managerial performance, as well as specific objectives, and are evaluated on a subjective basis annually. Individual performance for Mr. Naughton was determined by the Compensation Committee. The Committee also determined individual performance for the other named executive officers after receiving recommendations from Mr. Naughton. The Compensation Committee determinations were ratified and approved by the independent members of the Board who would qualify to serve on the Compensation Committee.

Mr. Naughton’s individual goals for 2016 included (i) strategic portfolio management; (ii) investment and capital management with a focus on our balance sheet strength, liquidity management and development; (iii) increased focus on technology along with data analytics and cyber security; (iv) expand and standardize our approach for talent management, leadership development and succession planning; and (v) continue focus on safety, innovation and stockholder engagement.

Individual goals for Mr. O’Shea in 2016 included (i) management of the Company’s capital plan; (ii) providing effective oversight of the accounting, financial reporting, financial planning and analysis, risk management, tax, treasury, and investment management functions; (iii) providing oversight of the Company’s shared service center; (iv) providing administrative oversight of the Company’s internal audit group; and (v) directing the Company’s investor relations efforts.

Mr. Birenbaum’s individual goals in 2016 included (i) reviewing and revising our portfolio management review process; (ii) supporting talent management efforts across the Company, including identification and support of high potential leaders; (iii) managing the Company’s Management Investment Committee and investment strategy through a year of heavy transaction volume; (iv) supporting investor relations efforts; and (v) improving the quality and consistency of execution in the Company’s development and construction efforts.

Mr. Breslin’s individual goals in 2016 included (i) implementing certain sales, associate engagement and engineering and maintenance initiatives for the Residential Services group; (ii) effectively managing the lease up performance of the Company’s Development and Redevelopment communities; (iii) enhancing the Company’s Net Promoter Score (“NPS”) and Online Reputation

customer satisfaction metrics; and (iv) increasing the efficiency of the Company’s digital marketing efforts.

Mr. Wilson’s individual goals in 2016 included: (i) effectively managing and staffing the West Coast and Mid Atlantic Development groups, with particular focus on building bench strength and succession planning, (ii) focusing on construction execution and lease up performance; (iii) replenishing the West Coast and Mid Atlantic development rights pipeline with a balanced mix of new opportunities; and (iv) managing development and construction risks.

The achievement of individual goals by each of the named executive officers in 2016 was determined to be within 20% of individual target performance

Annual Stock Bonus Component

Each of the NEOs had an annual stock bonus component in their total pay package in 2016.  As noted above, 2016 is the first year where Mr. Naughton has an annual stock bonus component in his pay mix.  Messrs. O’Shea, Birenbaum, Breslin and Wilson each received an annual stock bonus based upon the achievement of the business unit goals. When the annual stock bonus award is earned, it is awarded in the form of restricted stock that vests ratably over three years.

Mr. Naughton: Mr. Naughton’s performance measures for his annual stock bonus consisted of the following: (i) same store controllable net operating income vs budget; (ii) customer service – NPS; (iii) review and assessment of overall Construction performance, including budget, quality, schedule and safety; and (iv) review and assessment of development starts and completions against plan. Mr. Naughton’s achievement was determined to be 94.16%.

Mr. O’Shea:  Mr. O’Shea’s business unit component was based on the achievements of the Financial Services group, for which Mr. O’Shea has direct supervisory responsibility. The Financial Services Group includes the areas of capital markets, accounting, financial reporting, financial planning and analysis, risk management, tax, internal audit (for which he has administrative oversight), investor relations, and investment fund management, as well as our call center operations which support our apartment communities. The major goals of the Financial Services Group in 2016 included: (i) sourcing an attractive mix of debt and equity capital from the capital and transaction markets to fund our capital uses, primarily related to our investment and financing activity; (ii) executing the Company’s accounting, financial reporting, tax and risk management activities; (iii) executing and enhancing the Company’s budgeting and forecasting process; (iv) executing our internal audit program; (iv) ongoing management of the Company’s investment management funds; (v) executing the Company’s investor relations activities and (vi) making improvements on the process and productivity for the Company’s shared service center. For 2016, the overall achievement for Mr. O’Shea’s business unit was determined to be 106.7% of target.

Mr. Birenbaum:  Mr. Birenbaum’s business unit component was based on the achievements of the Market Research, Design, Sustainability/Corporate Responsibility (CR) and Investments groups, for which Mr. Birenbaum has direct oversight responsibility. The major achievements of these groups in 2016 included: (i) investments transaction volume exceeding target goal; (ii) actual acquisitions exceeding target measure; (iii) total dispositions higher than target goal; (iv) continuous development of new portfolio modeling and allocation tools to enhance portfolio management decisions;  (v) rollout and implementation of the corporate philanthropy strategy and continued improvements against our 2020 Corporate Responsibility goals; and (vi) development of custom submarkets in the market research platform. For 2016, the overall achievement for Mr. Birenbaum’s business unit was determined to be 124.7% of target.

Mr. Breslin:  Mr. Breslin’s business unit component was based on the achievements of the Residential

Services, Redevelopment & Asset Management and Marketing, Consumer Insight and Brand Strategy functions, for which Mr. Breslin had direct oversight responsibility for during 2016. The major goals of these groups in 2016 included: (i) the achievement of certain absolute and relative revenue, expense and NOI targets for the Company’s portfolio of properties; (ii) redevelopment start volume and the completion of redevelopment communities at stabilized yields at or above pro forma expectations; and (iii) the execution of the Company’s marketing and brand strategy business plan for the year. For 2016, the overall achievement for Mr. Breslin’s business units was determined to be 102.8% of target.

Mr. Wilson:  Mr. Wilson’s business unit component was based on the achievements of the West Coast and Mid Atlantic Development groups, as Mr. Wilson was the senior executive with oversight of those groups. Mr. Wilson’s business unit was evaluated against the following goals: (i) sourcing of new development rights, (ii) construction start volume and projected stabilized yields relative to target yields; (iii) construction completion volume as determined by total capital cost and actual stabilized yields relative to target yields; and (iv) actual construction costs relative to budgeted costs and actual schedule performance relative to budgeted schedule performance. For 2016, the overall achievement for Mr. Wilson’s business unit was determined to be 132.4% of target.

Long‑Term Incentive Program:

Design of the Long‑Term Incentive Program:  Under our multi‑year, long‑term incentive award program, performance awards are granted each year with a target number of restricted stock units that may be reduced or increased at the end of the three year performance period depending on achievement against established metrics. At the end of the performance period, the performance awards are subject to an additional three‑year time vesting requirement.

The metrics under the performance awards made in 2016 with a three‑year performance period ending on December 31, 2018 are as follows:

TSR Metrics (Weighted 60%)	Performance Level and Metric(1)(2) (relative performance stated as basis points above or below index performance)
	Threshold	Target	Maximum	Percent of Total Award
Absolute metric	4.00%	8.00%	12.00%	33.4%
Relative to FTSE NAREIT Equity REITs Index	-4.00%	0.00%	4.00%	33.3%
Relative to FTSE NAREIT Apartments Index	-3.00%	0.00%	3.00%	33.3%

Operating Metrics (Weighted 40%)	Performance Level and Metric(1)(2) (relative performance stated as (i) basis points above or below average peer performance(3) or (ii) difference between AVB performance and average peer performance)
	Threshold	Target	Maximum	Percent of Total Award
Core FFO per share growth vs. peers	-3.00%	Equal to Peer Avg.	+3.00%	66.7%
Net Debt-to-Core EBITDA ratio vs. peers	1.5x	Equal to Peer Avg.	−1.5x	33.3%

(1)

For target performance, 100% achievement is earned, for performance at maximum or above, 200% achievement is earned, and for threshold performance, 50% achievement is earned. For results between threshold and target, or between target and maximum, payouts shall be based on interpolation. For performance below threshold, no achievement is earned.

(2)	The absolute and relative metrics above reflect the metrics used for the awards made in 2016 for the performance period maturing on December 31, 2018.
(3)

The peers used in calculating each of the Operating Performance Metrics include: Apartment Investment and Management Company, Mid‑America Apartment Communities, Inc., Camden Property Trust, Equity Residential, Essex Property Trust, Inc., Post Properties, Inc. and UDR, Inc. Operating metrics for companies that are acquired during the performance period will be factored in for the portion of the performance period for which they were publicly traded companies that published operating results.

Why these Performance Measures are Selected

The Performance Awards strengthen the alignment with long‑term stockholder value creation. Our Named Executive Officers have the opportunity to earn shares of AvalonBay Common Stock with a value that adjusts based on absolute increases in AvalonBay’s stock price as well as AvalonBay’s TSR relative to the FTSE NAREIT Equity REITs Index and FTSE NAREIT Apartments Index. These two indices are selected because they represent the REIT apartment industry and the broader REIT industry.

Operating metrics in the form of Core FFO per share growth and Net Debt‑to‑Core EBITDA ratio against peers are chosen to motivate our officers to focus on critical operating performance objectives that AvalonBay believes will translate into sustainable stockholder returns over the long term.

How the Company Performed for Performance Awards Ending December 2016

The goals, metrics and achievement for the performance awards maturing on December 31, 2016 are graphically illustrated in the following charts:

Achievement of Long-Term Incentive Goals
Absolute Total Shareholder Return	Total Shareholder Return Relative to FTSE
(measured over 3 years)	NAREIT Equity REITs Index
(measured over 3 years)
Threshold: 4.0%	Target: 8.0%	Threshold: -4.0%	Target: 0.0%

Maximum: 12.0%	Maximum: +4.0%
Performance: 16.2% (Capped at Maximum)	Performance: 3.5% (Above Target)
Total Shareholder Return Relative to FTSE NAREIT Apartments Index
(measured over 3 years)
Threshold: -3.0%	Target: 0.0%
Maximum: +3.0%
Performance: -0.7% (Above Threshold)
Core FFO/Share Growth vs. Peers (in	Net Debt-to-Core EBITDA vs. Peers
percentage difference from peer average)	(measured over 3 years)
(measured over 3 years)	Threshold: 1.0x	Target: 0.0x
Threshold: -4.0%	Target: 0.0%

Maximum: +4.0%	Maximum: -1.0x
Performance: 2.7% (Above Target)	Performance: -0.8x (Above Target)

2016 Compensation Determinations

The following tables provide information on the Named Executive Officers’ 2016 Compensation:

Review of 2016 Base Salary

Name	Base Salary ($)
Mr. Naughton	950,000
Mr. O’Shea	550,000
Mr. Birenbaum	550,000
Mr. Breslin	550,000
Mr. Wilson	475,000

Review of 2016 Annual Cash Bonus:

	Annual Cash Weight of Each Component
Name	Corporate	Business Unit	Individual
Mr. Naughton	75%	—	25%
Mr. O’Shea	40%	40%	20%
Mr. Birenbaum	40%	40%	20%
Mr. Breslin	40%	40%	20%
Mr. Wilson	40%	40%	20%

Name	Threshold ($)	Target ($)	Maximum ($)	Actual Cash Bonus ($)
Mr. Naughton	712,500	1,425,000	2,850,000	1,468,106
Mr. O’Shea	275,000	550,000	1,100,000	577,280
Mr. Birenbaum	275,000	550,000	1,100,000	616,880
Mr. Breslin	275,000	550,000	1,100,000	568,700
Mr. Wilson	237,500	475,000	950,000	537,390

Review of 2016 Annual Stock Bonus where business unit component weighs 100%:

Name	Threshold ($)	Target ($)	Maximum ($)	Actual Stock Bonus ($)
Mr. Naughton	300,000	600,000	1,200,000	564,950
Mr. O’Shea	270,000	540,000	1,080,000	576,180
Mr. Birenbaum	300,000	600,000	1,200,000	748,200
Mr. Breslin	325,000	650,000	1,300,000	668,200
Mr. Wilson	250,000	500,000	1,000,000	662,000

2014 – 2016 Performance Awards Update

The following table shows the actual performance shares earned at the completion of the three‑year performance period that are subject to an additional three year vesting requirement.

Name	Target Number of Performance Awards	Actual Performance Achievement %	Actual Number of Performance Award (subject to additional time vesting)
Mr. Naughton	26,072	162.30%	42,317
Mr. O’Shea	4,071	162.30%	6,608
Mr. Birenbaum	5,525	162.30%	8,968
Mr. Breslin	4,420	162.30%	7,174
Mr. Wilson	2,869	162.30%	4,656

2017 Compensation Determinations

The following compensation determinations were made for 2017 for the Named Executive Officers:

Base Salary for 2017, effective February 26, 2017:

Name	Base Salary ($)
Mr. Naughton	1,000,000
Mr. O’Shea	575,000
Mr. Birenbaum	575,000
Mr. Breslin	575,000
Mr. Wilson	500,000

The target, threshold and maximum 2017 annual bonus for each Named Executive Officer:

	Annual Cash Bonus Targets			Annual Restricted Stock Bonus Targets
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Naughton	875,000	1,750,000	3,500,000	625,000	1,250,000	2,500,000
Mr. O’Shea	345,000	690,000	1,380,000	350,000	700,000	1,400,000
Mr. Birenbaum	345,000	690,000	1,380,000	350,000	700,000	1,400,000
Mr. Breslin	345,000	690,000	1,380,000	350,000	700,000	1,400,000
Mr. Wilson	250,000	500,000	1,000,000	275,000	550,000	1,100,000

The target, threshold and maximum number of performance units granted in 2017 that may be earned for the performance period 2017‑2019:

	2017 – 2019 Total Shareholder Return Metric			2017 – 2019 Operating Metric
Name	Threshold (#)	Target(1) (#)	Maximum (#)	Threshold (#)	Target(1) (#)	Maximum (#)
Mr. Naughton	7,677	15,353	30,706	5,026	10,052	20,104
Mr. O’Shea	1,791	3,582	7,164	1,173	2,345	4,690
Mr. Birenbaum	1,791	3,582	7,164	1,173	2,345	4,690
Mr. Breslin	1,791	3,582	7,164	1,173	2,345	4,690
Mr. Wilson	938	1,876	3,752	615	1,229	2,458

(1)	The target number of units is derived from the following target dollar values: $4,500,000 for Mr. Naughton; $1,050,000 for Mr. O’Shea, $1,050,000 for Mr. Birenbaum, $1,050,000 for Mr. Breslin

and $550,000 for Mr. Wilson. To derive the target number of units, in each case 60% of the target dollar value (representing the portion of the award tied to TSR Metrics) was divided by the Monte Carlo value as of February 16, 2017 (the approval date) for a unit based solely on the TSR metrics ($175.86 per unit) and 40% of the target dollar value (representing the portion of the award tied to Operating Metrics) was divided by the closing price of Common Stock on February 16, 2017 ($179.07).

Other Benefits

Pursuant to our Deferred Compensation Plan, certain employees, including the named executive officers, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre‑tax basis and receive a tax‑deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available investments in mutual funds.

We have an employee stock purchase plan that allows our employees the opportunity to purchase up to $25,000 of our Common Stock per year at a 15% discount to the lower of the closing price of the Common Stock, as reported on the NYSE, on the first business day of the purchase period or the closing price of the Common Stock on the last day of the purchase period. For 2016 there were two purchase periods, January 1 – June 10 and July 1 – December 10, with the opportunity to purchase up to $12,500 of our Common Stock at the discounted rate previously mentioned during each of the two purchase periods (up to $25,000 annually). In addition, we maintain a 401(k) retirement savings plan and annually match 50% of the first six percent of base salary and cash bonus contributed to such plan by any employee (subject to certain tax limitations). We offer medical, dental and vision plans, a portion of the cost of which is paid by the employee. We also provide life insurance, accidental dismemberment insurance, and short‑term and long‑term disability insurance for each employee.

Compensation Policies

Executive Stock Ownership Guidelines.  The Company believes that stock ownership by its executive officers is important and has established formal Executive Stock Ownership Guidelines for officers who are at the executive vice president level or above or are subject to reporting under Section 16 of the Exchange Act. These guidelines provide that persons holding the title of Chairman of the Board, Chief Executive Officer or President are expected to maintain ownership of Common Stock (including unvested restricted shares) equal to six times their base salary. The multiples that apply to other covered officers are as follows: Chief Financial Officer and Executive Vice Presidents—three times; Senior Vice Presidents—one and one‑half times; Vice Presidents—one time. The full text of the Executive Stock Ownership Guidelines, which includes the time periods by which such ownership must be achieved and a retention policy during periods of non‑achievement, is posted on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.” The Company also has Director Stock Ownership Guidelines as discussed in “Director Compensation and Director Stock Ownership Guidelines” of the proxy statement.

Prohibition Against Hedging, Pledging or Borrowing Against Company Stock.  The Company has adopted a formal policy prohibiting its executive officers and directors from (i) borrowing money from a broker or other lender that is secured by Company securities, and (ii) holding Company securities in a brokerage account that has outstanding “margin” debt. In addition, the policy prohibits sales of Company securities by an executive officer or director if he or she does not own the security at the time of the sale (a “Short Sale”), and prohibits the buying or selling of puts or calls in respect of any Company securities.

Severance Policy.  The Board has adopted a Policy Regarding Shareholder Approval of Future Severance Agreements (the “Severance Policy”). The Severance Policy generally provides that the Company will not, without stockholder approval or ratification, enter into or bind the Company to the terms of any future severance agreement with a senior executive officer that provides for severance benefits (as defined) in excess of 2.99 times the sum of the officer’s base salary plus annual cash bonus. The Severance Policy, which is posted on the Investor Relations section of the Company’s website (www.avalonbay.com) under

“Corporate Governance Documents,” provides additional detail regarding the application of this policy.

Policy on Recoupment of Incentive Compensation (Clawback Policy).  The Board has adopted a Policy for Recoupment of Incentive Compensation (i.e., a compensation clawback policy), which applies to senior officers (generally senior vice presidents and above). Pursuant to this policy, in the event the Company is required to prepare an accounting restatement due to the material non‑compliance of the Company with any financial reporting requirement, then an independent committee of the Board of Directors may require any covered officer to repay to the

Company all or part of any “Excess Compensation” that such officer had previously received. Excess Compensation is defined as that part of the incentive compensation received by a covered officer during the 3‑year period preceding the publication of the restated financial statement that was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the financial results reported in the restated financial statement. The full text of the policy is posted on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

Practices with regard to dates and pricing of stock and option grants

The Compensation Committee determines the number of shares underlying options and shares of restricted stock to award to officers as part of annual compensation. Those members of the Board of Directors who would qualify for service on the Compensation Committee review and ratify these awards at the Board’s regularly scheduled February meeting. The award date for options and stock grants is generally the date of ratification, but may be delayed to a date after such ratification if there is a pending announcement by the Company of material non‑public information, such as an earnings release. In all cases, our options are granted: (i) on the dates described above;

(ii) on the date of a new hire’s start with the Company as approved by the CEO in advance of the start date; or (iii) on the date of approval by the CEO for retention or recognition purposes up to a Board‑authorized maximum value of $250,000. Option exercise prices are determined by the NYSE closing price of our Common Stock on the date of grant. Additionally, all officers must receive prior authorization for any purchase or sale of our Common Stock (unless made pursuant to a previously approved Rule 10b5‑1 plan), which, in the case of open market transactions, is generally only given during approved trading windows that are generally established in advance based upon earnings release dates.

Risk Considerations

The Compensation Committee reviewed and considered risks arising from the Company’s compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company’s executive compensation policies and procedures:

•	annual bonus and long‑term incentive awards are based upon pre‑existing, defined goals;
•	annual goals contain multiple financial targets, including performance against a pre‑approved budget;
•	performance goals include both absolute performance and performance relative to industry peers;
•	annual goals balance financial and non‑financial performance;
•	goals include corporate, business unit, and individual performance goals;
•	performance goals include achievement against both single year and multiyear metrics;
•	executive compensation is structured as a mix among salary, cash bonus, and equity awards;
•	equity awards vest over time;
•	bonus and long‑term equity programs include maximum payouts or “caps”;

•	all unvested equity awards are forfeited upon a termination for cause or voluntary termination under certain circumstances;
•	the metrics that are included in our long‑term performance awards include a goal addressing appropriate leverage ratios;
•	achievement of metrics is not determined on an “all or nothing” basis, but rather goals may be achieved on a graduated basis based on performance against the stated target; and
•

while awards are generally made in relation to performance against specific goals, the Compensation Committee retains the discretion to adjust annual bonuses of cash and restricted stock as may be warranted by specific circumstances.

Following this review, the Compensation Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time, although no assurances can be given in this regard.

Section 162(m)

The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Tax Code, which limits the deductibility on the Company’s tax return of compensation over $1 million to the Chief Executive Officer and any of its three other most highly paid executive officers (other than the Chief Financial Officer) unless, in general, the compensation is paid pursuant to a plan which is performance‑related, non‑discretionary and has been approved by the Company’s stockholders. The Company believes that, because it qualifies as a REIT under the Tax Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. If that compensation does not qualify for a deduction under Section 162(m), there could be a modest effect on the Company’s dividend requirements to qualify as a REIT or on the tax characterization of such dividends. The Company does not believe that Section 162(m) will materially affect its dividend requirements or the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Committee Report

The Compensation Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K of the Securities and Exchange Commission with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

W. Edward Walter (Chair)

Lance R. Primis

H. Jay Sarles

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Lance R. Primis, H. Jay Sarles, and W. Edward Walter. None of them has served as an officer of the Company or any of its subsidiaries. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his service as a director).

Summary Compensation Table

The table below summarizes the compensation amounts paid in or earned by each of the named executive officers for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014.

Executives are eligible to defer a portion of their salaries and bonuses under our Nonqualified Deferred Compensation Plan. The amounts shown below are before any deferrals under the Nonqualified Deferred Compensation Plan.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)		Option Awards ($)(2)(4)	Non–equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
Timothy J. Naughton	2016	950,000	0	4,225,111	(8)	0	1,468,106	0	40,476	6,683,693
Chief Executive Officer	2015	950,000	0	4,441,381		0	1,871,738	0	40,581	7,303,700
	2014	950,000	0	5,000,940		0	1,446,969	0	40,536	7,438,445
Kevin P. O’Shea	2016	540,385	0	1,161,141	(9)	0	577,280	0	9,215	2,288,021
Chief Financial Officer	2015	480,769	0	829,772		0	604,720	0	9,115	1,924,376
	2014	395,192	0	1,094,180		0	457,600	0	8,735	1,955,707
Matthew H. Birenbaum	2016	540,385	0	1,402,621	(10)	0	616,880	0	9,215	2,569,101
Chief Investment Officer	2015	490,385	0	1,095,481		0	625,800	0	9,115	2,220,781
	2014	440,385	0	1,521,982		0	526,140	0	8,735	2,497,242
Sean J. Breslin	2016	540,385	0	1,468,050	(11)	0	568,700	0	9,133	2,586,268
Chief Operating Officer	2015	490,385	0	1,201,249		0	629,800	0	9,023	2,330,457
	2014	445,192	0	1,484,115		0	524,700	0	8,683	2,462,690
Stephen W. Wilson	2016	465,385	0	1,385,859	(12)	0	547,390	0	11,465	2,410,099
EVP, Development	2015	425,000	0	1,451,958		0	624,240	0	11,143	2,512,341
	2014	420,192	0	1,364,299		0	632,910	0	10,085	2,427,486

(1)

The amounts shown as salary in column (c) reflect actual payments received in each indicated year, which may vary slightly from the salary described in the Compensation Discussion and Analysis as a result of (i) the number of pay periods in each calendar year and (ii) the fact that salary increases do not go into effect until early March of each year.

(2)

The amounts in column (e) and column (f) include restricted stock and option awards actually granted during the fiscal year for service in the prior fiscal year. For example, the row for 2016 includes the value of stock awards made in February 2016 with respect to 2015 service.

(3)

The amounts in column (e) reflect the aggregate grant date fair value for awards made in the fiscal years ended December 31, 2016, December 31, 2015, and December 31, 2014 computed in accordance with FASB ASC Topic 718 for restricted stock awards and performance unit awards made pursuant to the Company’s 2009 Equity Incentive Plan. The value of restricted stock awards is based solely on the closing price of our Common Stock on the NYSE on the date of grant and no assumptions were used in the calculation of this value. The value of performance unit awards based on Operating Metrics made in 2016, which were made for measurement periods January 1, 2016—December 31, 2018 is based on the closing price of our Common Stock on the NYSE on the date of grant of $161.56. The value of performance unit awards based on TSR metrics made in 2016, which were made for the measurement period 2016‑2018 is based on the Monte Carlo value of $131.24. The total value of 2016‑2018 performance unit award, if earned at maximum and valued at the closing price of our Common Stock on the NYSE on the date of grant, for the named executive officers is: Mr. Naughton—$9,621,544; Mr. O’Shea—$1,844,369; Mr. Birenbaum—$2,049,550; Mr. Breslin—$1,935,489; and Mr. Wilson—$1,138,675.

(4)

The amounts in column (f) reflect the aggregate grant date fair value for awards made pursuant to the Company’s 2009 Stock Option and Incentive Plan in the fiscal years ended December 31, 2016, December 31, 2015, and December 31, 2014 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10‑K filed with the SEC on February 24, 2017. No stock options were granted to the Named Executive Officers in 2016, 2015 and 2014.

(5)

The amounts shown in column (g) reflect the cash awards to the named individuals determined by the Compensation Committee in February of the following year (based upon the achievement of the performance metrics established in the year indicated, as more fully described in the Compensation Discussion and Analysis above) and ratified by the members of the full Board of Directors who would be qualified to serve on the Compensation Committee.
(6)

All earnings under the Company’s nonqualified deferred compensation program are determined by reference to returns of actual mutual funds and the Company does not consider such earnings to be above market.

(7)

For 2016, the amounts shown in column (i) include, for each named executive officer (a) amounts contributed by the Company to the named executive officers’ 401(k) accounts in the amount of $7,950 each, and (b) premiums paid by the Company in 2016 for a Company‑owned life insurance on the life of Mr. Naughton for which the Company has endorsed the policy so that any death benefit, in excess of the cumulative premiums paid by the Company, will be paid to the beneficiaries of the deceased, which premiums were $32,526 (such amount representing payment of a whole‑life premium which builds cash value in the Company‑owned policy to support future repayment of the cumulative premiums; see “Potential Payments Upon Termination or Sale Event—Endorsement Split Dollar Agreements”). The amount shown includes premiums paid by the Company for a standard term life insurance policy in the face amount of $750,000 for: Mr. O’Shea—$1,265; Mr. Birenbaum—$1,265; Mr. Breslin—$1,183; and Mr. Wilson—$3,515.

(8)

Stock awards for Mr. Naughton in 2016 include the following: one performance unit award consisting of 29,777 total target performance units maturing at the end of 2018 which is subject to three-year time‑based vesting thereafter.

(9)

Stock awards for Mr. O’Shea in 2016 include the following: 2,174 shares of restricted stock awarded in respect of 2015 performance; one performance unit award consisting of 5,708 total target performance units maturing at the end of 2018 which is subject to three-year time‑based vesting thereafter.

(10)

Stock awards for Mr. Birenbaum in 2016 include the following: 3,111 shares of restricted stock awarded in respect of 2015 performance; one performance unit award consisting of 6,343 total target performance units maturing at the end of 2018 which is subject to three-year time‑based vesting thereafter.

(11)

Stock awards for Mr. Breslin in 2016 include the following: 3,826 shares of restricted stock awarded in respect of 2015 performance; one performance unit award consisting of 5,990 total target performance units maturing at the end of 2018 which is subject to three-year time‑based vesting thereafter.

(12)

Stock awards for Mr. Wilson in 2016 include the following: 5,483 shares of restricted stock awarded in respect of 2015 performance; one performance unit award consisting of 3,524 total target performance units maturing at the end of 2018 which is subject to three-year time‑based vesting thereafter.

Grants of Plan‑Based Awards

The table below sets out the grants made to the named executive officers in 2016 under the Company’s 2009 Equity Incentive Plan.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non–Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Options	Grant Date Fair Value of Stock and Options
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Units (#)(3) (i)	Options (#) (j)	Awards ($/Share) (k)	Awards ($)(4) (l)
Mr. Naughton	2/11/2016	1,012,500	2,025,000	4,050,000
	2/11/2016				14,889	29,777	59,554				4,225,111
Mr. O’Shea	2/11/2016	545,000	1,090,000	2,180,000
	2/11/2016				2,854	5,708	11,416				809,910
	2/11/2016							2,174			351,231
Mr. Birenbaum	2/11/2016	575,000	1,150,000	2,300,000
	2/11/2016				3,172	6,343	12,686				900,008
	2/11/2016							3,111			502,613
Mr. Breslin	2/11/2016	600,000	1,200,000	2,400,000
	2/11/2016				2,995	5,990	11,980				849,921
	2/11/2016							3,826			618,129
Mr. Wilson	2/11/2016	487,500	975,000	1,950,000
	2/11/2016				1,762	3,524	7,048				500,026
	2/11/2016							5,483			885,833

(1)

The amounts shown in columns (c), (d) and (e) reflect the threshold, target and maximum payment levels for 2016 under our annual bonus plan, which were established on February 11, 2016. The annual bonus is paid in cash and restricted stock. The actual cash bonuses received by each of the Named Executive Officers for performance in 2015, paid in 2016, are set out in column (g) of the Summary Compensation Table.

(2)

The amounts shown in columns (f), (g) and (h) reflect the threshold, target and maximum number of performance units awarded in 2016 for the performance period 2016‑2018 under the long‑term incentive performance program. The grant date fair value of 2016‑2018 awards is based on the closing price on the grant date of $161.56 for the operating metric portion of the award and the Monte Carlo value of $131.24 for the TSR metric portion of the award. Dividends are not paid on outstanding performance units.

(3)

The number of shares of restricted stock shown in column (i) granted on February 11, 2016 represent the actual number of shares of restricted stock granted to the named executive officers, with respect to performance in 2015, and do not represent compensation for performance in 2016. Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.

(4)	For the February 11, 2016 grants of restricted stock, the value was calculated based on the closing price of the Common Stock on the date of grant of $161.56.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Mr. Naughton	2/16/2011	15,820	—	—	115.83	2/16/2021	—		—	—	—
	2/16/2012	18,602	—	—	132.95	2/16/2022	—		—	—	—
	2/13/2013	28,542	—	—	130.23	2/13/2023	41,405		7,334,896	—	—
	3/13/2013	26,634	—	—	126.78	3/13/2023	2,114		374,495	—	—
	2/13/2014	—	—	—	—	—	1,698		300,801	—	—
	2/28/2014	—	—	—	—	—	59,584	(6)	10,555,306	—	—
	2/26/2015	—	—	—	—	—	—		—	56,760	10,055,034
	2/11/2016	—	—	—	—	—	—		—	59,554	10,549,991
Mr. O’Shea	2/13/2013	—	—	—	—	—	5,431		962,102	—	—
	3/13/2013	—	—	—	—	—	1,057		187,248	—	—
	2/13/2014	—	—	—	—	—	217		38,442	—	—
	2/28/2014	—	—	—	—	—	10,638	(6)	1,884,522	—	—
	2/12/2015	—	—	—	—	—	692		122,588	—	—
	2/26/2015	—	—	—	—	—	—		—	8,732	1,546,874
	2/11/2016	—	—	—	—	—	2,174		385,124	11,416	2,022,344
Mr. Birenbaum	2/13/2013	—	—	—	—	—	6,283		1,113,033	—	—
	3/13/2013	—	—	—	—	—	395		69,974	—	—
	2/13/2014	—	—	—	—	—	308		54,562	—	—
	2/28/2014	—	—	—	—	—	15,020	(6)	2,660,793	—	—
	2/12/2015	—	—	—	—	—	1,136		201,242	—	—
	2/26/2015	—	—	—	—	—	—		—	10,748	1,904,008
	2/11/2016	—	—	—	—	—	3,111		551,114	12,686	2,247,325
Mr. Breslin	2/16/2012	752	—	—	132.95	2/16/202	—		—	—	—
	2/13/2013	7,644	—	—	130.23	2/13/2023	6,145		1,088,587	—	—
	3/13/2013	—	—	—	—	—	789		139,771	—	—
	2/13/2014	—	—	—	—	—	318		56,334	—	—
	2/28/2014	—	—	—	—	—	12,239	(6)	2,168,139	—	—
	2/12/2015	—	—	—	—	—	1,543		273,342	—	—
	2/26/2015	—	—	—	—	—	—		—	10,748	1,904,008
	2/11/2016	—	—	—	—	—	3,826		677,776	11,980	2,122,257
Mr. Wilson	2/13/2013	—	—	—	—	—	3,733		661,301	—	—
	2/13/2014	—	—	—	—	—	390		69,089	—	—
	2/28/2014	—	—	—	—	—	8,389	(6)	1,486,111	—	—
	2/12/2015	—	—	—	—	—	3,661		648,546	—	—
	2/26/2015	—	—	—	—	—	—		—	6,718	1,190,094
	2/11/2016	—	—	—	—	—	5,483		971,313	7,048	1,248,553

(1)

Stock options granted under the Company’s 1994 Stock Incentive Plan and 2009 Stock Option and Incentive Plan become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. All unvested options will automatically vest upon a termination without cause, or termination by death, disability or retirement, in which case the vested options have a remaining term of 12 months or, if earlier, the expiration of the original ten year term of the option to be exercised.

(2)

Stock awards granted under the Company’s 1994 Stock Incentive Plan and 2009 Stock Option and Incentive Plan prior to 2014 have been made in the form of Restricted Stock which vests 20% on the first day of the month following the grant, and the remaining 80% which vests over the next four years, with 20% vesting on March 1 of each year, subject to accelerated vesting in the case of termination of employment without cause, upon death, disability or retirement or forfeiture of unvested shares in the case of termination of employment for any other reason. In 2014, Annual Stock awards earned as a result of the annual and multiyear bonus plans were made in the form of restricted stock with a vesting schedule of 15% on March 1, 2014 and 42.5% on March 1 each year thereafter. Stock awards made in 2014 related to the integration of Archstone and stock awards made in 2015 and 2016 vest in thirds starting on March 1, one year after the date of the grant. Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock. However, dividends are not payable on outstanding performance units.

(3)	The table below shows the vesting schedule for all unvested shares of restricted stock as of December 31, 2016:

Vesting Schedule for Unvested Restricted Stock

			Vesting Schedule
Name	Grant Date		2017	2018	2019
Mr. Naughton	2/13/2013		2,520	—	—
	2/13/2013	(7)	6,052	6,052	—
	2/13/2013	(7)	8,927	8,927	8,927
	3/13/2013		2,114	—	—
	2/13/2014		1,698	—	—
	2/28/2014		3,603	3,604	—
	2/28/2014		3,353	3,353	3,354
Mr. O’Shea	2/13/2013		203	—	—
	2/13/2013	(7)	814	814	—
	2/13/2013	(7)	1,200	1,200	1,200
	3/13/2013		1,057	—	—
	2/13/2014		217	—	—
	2/28/2014		841	841	—
	2/28/2014		782	783	783
	2/12/2015		346	346	—
	2/11/2016		724	725	725
Mr. Birenbaum	2/13/2013	(7)	978	978	—
	2/13/2013	(7)	1,442	1,442	1,443
	3/13/2013		395	—	—
	2/13/2014		308	—	—
	2/28/2014		1,263	1,263
	2/28/204		1,175	1,175	1,176
	2/12/2015		568	568	—
	2/11/2016		1,037	1,037	1,037
Mr. Breslin	2/13/2013		675	—	—
	2/13/2013	(7)	851	852
	2/13/213	(7)	1,255	1,256	1,256
	3/13/213		789	—	—
	2/13/2014		318	—	—
	2/28/2014		1,057	1,057	—
	2/28/2014		983	984	984
	2/12/2015		771	772	—
	2/11/2016		1,275	1,275	1,276
Mr. Wilson	2/13/2013		639	—	—
	2/13/2013	(7)	481	482	—
	2/13/2013	(7)	710	710	711
	2/13/2014		390	—	—
	2/28/2014		779	779	—
	2/28/2014		725	725	725
	2/12/2015		288	289	—
	2/12/2015		1,542	1,542	—
	2/11/2016		1,827	1,828	1,828

(4)	Based on the closing price of the Common Stock as reported on the NYSE on December 30, 2016 of $177.15 per share.
(5)	The amounts in column (i) include performance unit awards at maximum maturing at the end of 2017 and 2018, which are subject to time‑based vesting thereafter.
(6)

This amount includes shares of restricted stock from the annual bonus plan and earned units from the performance period 2014‑2016 which converted to shares of restricted stock on February 16, 2017. The restricted shares granted February 16, 2017 will vest ratably over 3 years starting March 1, 2018. For Mr. Naughton, it also includes earned units granted April 6, 2015 for the 2014-2016 performance period.

Option Exercises and Stock Vested Table

The following table identifies the number of shares underlying options exercised during 2016 for each of the named executive officers, the value realized on such exercises, the number of shares of restricted stock that vested during 2016 for each such officer and the value of such shares on the date of vesting. The value realized upon exercise of the options is the product of (1) the stock price of our Common Stock on the date of exercise minus the exercise price multiplied by (2) the number of shares of Common Stock underlying the exercised options.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Mr. Naughton	61,550	5,475,366	19,652	3,490,785
Mr. O’Shea	5,203	277,710	4,323	767,894
Mr. Birenbaum	6,984	389,565	5,089	903,959
Mr. Breslin	5,122	266,412	6,742	1,197,581
Mr. Wilson	3,165	172,262	6,632	1,178,042

(1)	These shares of restricted stock vested on March 1, 2016. The closing price of our Common Stock, as reported on the NYSE for March 1, 2016 was $177.63 per share.

Nonqualified Deferred Compensation

Pursuant to our Deferred Compensation Plan, certain employees of the Company, including the named executive officers, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre‑tax basis and receive a tax‑deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available investment funds. The table below shows the investment funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2016. Since the investment funds are all publicly available, we do not consider any of the earnings credited under the Deferred Compensation Plan to be “above market.”

Name of Fund	2016 Rate of Return (%)
American Funds Europacific Growth R4 (REREX)	0.69
American Funds Fundamental Invs R4 (RFNEX)	12.47
Cohen & Steers Realty Shares (CSRSX)	5.61
Columbia Dividend Opportunity Z (CDOZX)	13.73
Fidelity MMT Retirement Govt Mny Mkt II (FRTXX)	0.05
Fidelity Small Cap Index Premium (FSSVX)	21.58
Fidelity Spartan 500 Index Advtg® (FUSVX)	11.92
Fidelity Mid Cap Index Premium (FSCKX)	13.82
Janus Triton A (JGMAX)	10.16
JHancock Disciplined Value Mid Cap I (JVMIX)	15.25
JPMorgan Large Cap Growth Select (SEEGX)	-2.04
MFS Value R3 (MEIHX)	13.85
PIMCO Total Return Instl (PTTRX)	2.60
T. Rowe Price Emerging Markets Stock (PRMSX)	11.94
T. Rowe Price Mid-Cap Growth Adv (PAMCX)	6.03
T. Rowe Price Retirement 2005 (TRRFX)	6.72
T. Rowe Price Retirement 2010 (TRRAX)	7.11
T. Rowe Price Retirement 2015 (TRRGX)	7.31
T. Rowe Price Retirement 2020 (TRRBX)	7.41
T. Rowe Price Retirement 2025 (TRRHX)	7.55
T. Rowe Price Retirement 2030 (TRRCX)	7.69
T. Rowe Price Retirement 2035 (TRRJX)	7.64
T. Rowe Price Retirement 2040 (TRRDX)	7.63
T. Rowe Price Retirement 2045 (TRRKX)	7.69
T. Rowe Price Retirement 2050 (TRRMX)	7.71
T. Rowe Price Retirement 2055 (TRRNX)	7.73
T. Rowe Price Retirement Balanced (TRRIX)	6.48
Vanguard Total Bond Market Index Adm (VBTLX)	2.60
Wells Fargo Growth Admin (SGRKX)	-0.74

Benefits under our Deferred Compensation Plan will be paid out on the earlier of (i) the employee’s death or (ii) at the election of the employee (a) in the seventh, 67th or 127th month following termination of employment (depending upon the employee’s properly made election), (b) in ten annual installments beginning in the seventh month following departure from the Company, or (c) in one lump sum (or four annual installments) on a specified date that is at least five years after the deferral year while the employee is still employed with the Company. Benefits may be paid out earlier in the event of an “Unforeseeable Financial Emergency” as determined by our Retirement Planning Committee (a committee of management designated by the Compensation Committee of the Board of Directors) in its sole discretion and in accordance with tax law requirements.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Naughton	1,173,369	—	414,745	—	6,917,345
Mr. O’Shea	—	—	—	—	—
Mr. Breslin	—	—	—	—	—
Mr. Birenbaum	—	—	—	—	—
Mr. Wilson	—	—	—	—	—

(1)	All contributions in column (b) are also included as compensation to the named executive officers in the Salary column of the Summary Compensation Table.

Potential Payments Upon Termination or Sale Event

The summaries below are qualified in their entirety by reference to the complete plans and agreements described which have been included as exhibits to the Company’s SEC filings.

Effective January 1, 2016, the Company is no longer party to employment agreements with any individual executive officers.

Officer Severance Plan for Sale Events

We have adopted an Officer Severance Plan for Sale Events. Under this program, in the event an officer is terminated (other than for cause) in connection with or within 24 months of a sale of the Company (as defined), such officer will generally receive a multiple of his Covered Compensation (defined as the sum of his annual base salary plus the average of his last two annual cash bonuses as of the termination date) depending on the officer’s title: for the Chief Executive Officer, the multiple is three times, for the Chief Financial Officer or an Executive Vice President, the multiple is two times, and for other officers the multiple is one times. The terminated officer would also receive (i) a cash payment representing the pro rata value of his annual bonus (cash and stock) for the portion of the year worked, valued at target, (ii) accelerated vesting of the officer’s unvested restricted stock and options, and (iii) payment of COBRA insurance premiums for up to 18 months.

Other Severance Arrangements

Our agreements with our directors and officers governing compensatory stock option and restricted stock awards provide for vesting (and, in the case of stock options, exercisability for one year) if a “sale event” with respect to the Company occurs and the participant’s employment or other business relationship with the Company terminates for good reason or without cause in connection with or within 24 months of the sale event.

In addition, upon death, disability, termination without cause, or the retirement of an employee (as defined in the award agreements under the Equity Incentive Plans), (a) all of such employee’s options shall automatically become fully exercisable and (absent a specific agreement providing otherwise) shall be exercisable for one year thereafter and (b) all of such employee’s restricted shares of stock shall automatically vest 30 days following the triggering event and provided, at the Company’s option, that a separation agreement is executed and effective during such 30 day period. Retirement of an employee as defined in the award agreements under the Plan generally means the termination of employment, other than for cause, when the sum of the following equals or exceeds 70 years: (i) the number of full months (converted to years) of employment and other business relationships with the Company and any predecessor company (must be at least 120 months) and (ii) the employee’s age on the date of termination (must be at least 50 years old).

To qualify for retirement, the employee must also give six months’ prior written notice to the Company of his intention to retire and enter into a one year non‑solicitation and non‑competition agreement with us.

Under this formula, Messrs. Naughton and Wilson are currently eligible for retirement, and Messrs. O’Shea, Birenbaum, and Breslin will become eligible for retirement in October 2019, June 2020, and December 2019, respectively.

Our multiyear performance awards under which restricted stock units are awarded and may be earned at the end of a performance period are not subject to the terms described above, but any restricted stock or options that are granted in settlement of units once a performance period is complete are subject to these terms. For performance awards with performance periods beginning before January 1, 2015, in the event a participant’s employment terminates for any reason prior to the completion of a performance period, whether with or without cause, or by reason of death or disability or voluntary departure or retirement, the participant forfeits all units with respect to that performance period. For performance awards with performance periods beginning on or after January 1, 2015, following one full year of employment during the Performance Period, a pro rata portion of the award will be paid at the end of the performance period based on actual achievement if there is a separation of employment due to death, disability, retirement, or a termination without cause at a time when the age and service requirements for retirement eligibility are met. If a sale of the Company occurs during a performance period, then, (A) for performance awards with performance periods beginning before January 1, 2016, (i) if there is more than 12 months remaining in the performance period, all units with respect to that performance period are forfeited (unless the successor makes other arrangements for their continuation), and (ii) if there is less than 12 months remaining in the performance period, the performance period is deemed complete on the date of sale and achievement against the performance metrics is measured through the date of sale, with no proration on account of the shortened performance period and with vested stock (or options) issued in settlement of any units earned, and (B) for performance awards with performance periods beginning on or after January 1, 2016, all outstanding performance awards vest at their target number of units and restricted stock (and options) are issued for such number of units but subject to the three year time based vesting described above for compensatory restricted stock and stock option awards.

Endorsement Split Dollar Agreements

The Company owns a whole‑life insurance policy with respect to Mr. Naughton in the amount of $1,500,000. The Company has endorsed this Company‑owned policy such that in the event of the death of the insured, the Company will be paid insurance proceeds equal to the cumulative premiums paid on the policy by the Company, with excess insurance proceeds, if any, being paid to the insured’s estate or named beneficiary. The

Company has agreed to (i) pay the premiums due on the policy through 2017 (provided that the insured pays a portion of the premium equal to the current term rate for the insured’s age multiplied by the insured’s current interest in the policy), (ii) after the last Company payment, withdraw cash from the policy equal to the cumulative premiums paid and (iii) thereafter assign the policy to the insured.

Severance Benefits

The tables below, together with the footnotes thereto and the additional information below, reflect the payments and benefits that the named executive officers would receive in the event of their termination of employment with the Company on December 31, 2016, under the indicated circumstances. With the exception of Mr. Naughton’s split dollar life insurance policy, these payments and benefits apply generally to all similarly situated employees.  Where applicable, values are based on the Company’s closing stock price on December 30, 2016 of $177.15. As disclosed previously, Messrs. O’Shea, Birenbaum, and Breslin will become eligible for retirement in October 2019, June 2020, and December 2019, respectively. Therefore, no acceleration of vesting of restricted stock and performance awards would have occurred for them for a retirement as of December 31, 2016.

Timothy J. Naughton, Chairman, Chief Executive Officer and President

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)		Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement (1) ($)		Termination Without Cause (Related to a Sale Event) ($)
A Severance (Cash)	—		—		—		—		7,828,061	(2)
B Life Insurance	49,452	(3)	49,452	(3)	(4)		—		49,452	(3)
C Vesting of Restricted Stock	—		11,069,041		11,069,041		11,069,041		11,069,041
D Vesting of Performance Awards	—		12,606,466	(5)	12,606,466	(5)	12,606,466	(5)	17,798,969	(6)

Kevin P. O’Shea, Chief Financial Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement ($)	Termination Without Cause (Related to a Sale Event) ($)
A Severance (Cash)	—	—		—		—	2,162,320	(7)
B Life Insurance	—	—		—		—	0
C Vesting of Restricted Stock	—	2,409,417		2,409,417		—	2,409,417
D Vesting of Performance Awards	—	1,170,607	(5)	2,023,289	(5)	—	2,955,216	(6)

Matthew H. Birenbaum, Chief Investment Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement ($)	Termination Without Cause (Related to a Sale Event) ($)
A Severance (Cash)	—	—		—		—	2,251,940	(7)
B Life Insurance	—	—		—		—	0
C Vesting of Restricted Stock	—	3,062,038		3,062,038		—	3,062,038
D Vesting of Performance Awards	—	1,588,681	(5)	2,597,908	(5)	—	3,664,348	(6)

Sean J. Breslin, Chief Operating Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement ($)	Termination Without Cause (Related to a Sale Event) ($)
A Severance (Cash)	—	—		—		—	2,254,500	(7)
B Life Insurance	—	—		—		—	—
C Vesting of Restricted Stock	—	3,133,075		3,133,075		—	3,133,075
D Vesting of Performance Awards	—	1,270,874	(5)	2,259,253	(5)	—	3,284,007	(6)

Stephen Wilson, Executive Vice President

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement (1) ($)		Termination Without Cause (Related to a Sale Event) ($)
A Severance (Cash)	—	—		—		—		2,207,150	(7)
B Life Insurance	—	—		—		—		—
C Vesting of Restricted Stock	—	3,011,550		3,011,550		3,011,550		3,011,550
D Vesting of Performance Awards	—	1,429,601	(5)	1,429,601	(5)	1,429,601	(5)	2,044,134	(6)

Footnotes for all tables above:

(1)

Upon termination of any employee’s employment due to a qualified retirement as described above, in addition to the accelerated vesting of restricted stock and performance awards, the employee will receive their prorated annual bonus (cash and stock) paid in cash, six months of Company-paid COBRA premiums, and choice of retirement gift from an online catalog. To receive retirement benefits, the employee must give six months’ prior written notice to the Company of his intention to retire and enter into a one year non solicitation and non-competition agreement.  Based on age and tenure with the Company, Messrs. Naughton and Wilson were eligible for a Qualified Retirement as of December 31, 2016. Messrs. O’Shea, Birenbaum and Breslin will become eligible for Qualified Retirement in October 2019, June 2020, and December 2019, respectively.

(2)	In accordance with the terms of the Company’s Officer Severance Plan, represents three times Covered Compensation (base salary and the average of the prior two year’s cash bonuses) for Mr. Naughton.
(3)	Represents the cash surrender value of the policy less the total aggregate premiums paid by the Company. The Company will recover its premiums in the future.
(4)

Upon death, (i) the officer’s estate will receive a death benefit under a life insurance policy owned by the Company in the amount of $1.5 million with respect to Mr. Naughton and (ii) the Company will receive repayment of all premiums paid by the Company.

(5)

For a “qualifying termination” after the first year of a performance period, a pro-rata portion of the performance awards will vest based on actual time worked at the Company, and the award shall be earned and paid at the end of the period based on actual achievement. A qualifying termination is termination due to death, disability or termination without cause at a time when the participant meets the age and service requirements for a Qualified Retirement. For events of death and disability for all Named Executive Officers and for Named Executive Officers who are retirement eligible, assumptions for the performance awards are as follows: 2014-2016 awards - value based on actual achievement, 2015-2017 and 2016-2018 awards - value assumes prorated vesting based on portion of the performance period completed and achievement assumed at target. For Named Executive Officers who are not retirement eligible, only 2014-2016 awards based on actual achievement are included for termination without cause scenario; 2015-2017 and 2016-2018 awards are excluded.

(6)

For performance awards with performance periods beginning on or after January 1, 2015, if a sale of the Company occurs during a performance period, then, (A) for performance awards with performance periods beginning before January 1, 2016, (i) if there is more than 12 months remaining in the performance period, all units with respect to that performance period are forfeited (unless the successor makes other arrangements for their continuation), and (ii) if there is less than 12 months remaining in the performance period, the performance period is deemed complete on the date of sale and achievement against the performance metrics is measured through the date of sale, with no proration on account of the shortened performance period and with vested stock issued in settlement of any units earned, and (B) for performance awards with performance periods beginning on or after January 1, 2016, all outstanding performance awards vest at their target number of units and restricted stock is issued for such number of units subject to the three year time based vesting described above for compensatory restricted stock awards. For 2014-2016 awards, value based on actual achievement.  For 2015-2017 awards, value assumes achievement at target without proration.  For 2016-2018 awards, value based on full vesting at target.

(7)

In accordance with the terms of the Company’s Officer Severance Plan, represents two times Covered Compensation (base salary and the average of the prior two year’s cash bonuses) for Messrs. O’Shea, Birenbaum, Breslin and Wilson.

Director Compensation and Director Stock Ownership Guidelines

A director of the Company who is also an employee receives no additional compensation for his services as a director. Our Board and Nominating and Governance Committee periodically assess the total compensation for non‑employee directors relative to the compensation provided by similarly sized real estate investment trusts, by our multi‑family peer group, and by a group of cross‑industry similarly sized companies.

On the fifth business day following the 2016 annual meeting of stockholders, each of our non‑employee directors automatically received a grant of a number of shares of restricted stock (or a deferred stock award in lieu thereof) equal to $130,000 divided by the closing price of Common Stock as reported by the NYSE on the date of grant. Based on this formula, following the 2016 Annual Meeting, each non‑employee director received a restricted stock or deferred stock grant of 722 shares of Common Stock. Mr. Lieb and Ms. Swanezy each received a prorated award on October 12, 2016 of 527 shares for service as a non‑employee director from September 13, 2016 through the 2017 Annual Meeting. Following the 2017 Annual Meeting, the value of the annual equity award to non-employee directors will increase to $135,000. All of such shares of restricted stock (or deferred stock awards) granted to non‑employee directors vest in four quarterly installments over a one year period, subject to accelerated vesting upon departure from the Board except in the case of a voluntary departure by the director during the director’s elected term that is not due to death or disability, or the director’s removal for cause. If a director elected to receive a deferred stock award in lieu of restricted stock, then the director will receive shares of stock in respect of the vested portion of the deferred stock award within 30 days following termination of service as a director of the Company.

In addition, during 2016 non‑employee directors received $65,000 as an annual retainer paid in two installments of $15,000 and two installments in $17,500. Following the 2017 Annual Meeting, the annual cash retainer for non-employee directors will increase to $80,000 per year, paid in quarterly installments. Non‑employee directors who serve as the chairperson of the Audit, Compensation, Investment & Finance or Nominating and Governance Committees received additional cash compensation of $10,000 per year, payable in four installments of $2,500 each (or a deferred stock award in lieu of cash). Following the 2017 Annual Meeting, non-employee directors who serve as the chairperson of the Audit or Compensation Committees will receive additional cash compensation of $20,000 per year, while non-employee directors who serve as the chairperson of the Nominating and Corporate Governance and Investment and Finance Committees will receive additional cash compensation of $15,000 per year, in each case payable in four equal installments.

In consideration for serving as Lead Independent Director for 2016, Mr. Sarles received, in addition to the compensation described above, an annual fee of $25,000 payable in equal installments of $6,250. Following the 2017 Annual Meeting the annual fee payable to the Lead Independent Director will increase to $30,000, payable in equal installments of $7,500.

Under the Company’s Corporate Governance Guidelines, non‑employee directors are generally required to hold shares (or deferred stock units) having a value that equals or exceeds five times the annual cash retainer paid to non‑employee directors. Directors have five years from the commencement of their service as a director to comply with such requirement.

The following table sets forth the compensation for service as a director of the Company received by each non‑employee director in 2016, as recognized for financial reporting purposes.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Glyn F. Aeppel	75,000	129,917	—	—	—	—	204,917
Terry S. Brown	—	194,826	—	—	—	—	194,826
Alan B. Buckelew	75,000	129,917	—	—	—	—	204,917
Ronald L. Havner, Jr.	—	194,826	—	—	—	—	194,826
John J. Healy, Jr (3)	—	29,833	—	—	—	—	29,833
Richard J. Lieb (4)	15,192	88,357	—	—	—	—	103,549
Lance R. Primis	70,000	129,917	—	—	—	—	199,917
Peter S. Rummell	65,000	129,917	—	—	—	—	194,917
H. Jay Sarles	95,000	129,917	—	—	—	—	224,917
Susan Swanezy (4)	—	103,562	—	—	—	—	103,562
W. Edward Walter	75,000	129,917	—	—	—	—	204,917
(1)

For Mr. Sarles, this includes $25,000 paid in 2016 for his service as Lead Independent Director during 2016. For Ms. Aeppel and Messrs. Buckelew, and Walter, this includes $10,000 for service as Committee Chairperson during 2016. For Messrs. Primis and Sarles, this includes $5,000 each for service as Committee Chairperson during 2016.  Mr. Primis served as Nominating and Corporate Governance Committee Chairperson prior to the Annual Meeting in 2016 and Mr. Sarles served as Nominating and Corporate Governance Chairperson following the Annual Meeting in 2016.

(2)

The amounts in column (c) reflect the grant date fair value of the shares of restricted stock or deferred stock granted to each Director on May 26, 2016 equal to $130,000 divided by $179.94, the closing price of Common Stock as reported by the NYSE on the date of grant. For Mr. Lieb and Ms. Swanezy, the amount also includes the grant date fair value of the prorated grant of restricted stock and deferred stock, respectively, granted on October 12, 2016 equal to $88,328 divided by $167.66, the closing price on the date of grant. Stock award amounts also include elections by Mr. Brown, Mr. Havner, Mr. Healy, and Ms. Swanezy to receive deferred units in lieu of cash payments totaling $64,909, $64,909, $29,833 and $15,206, respectively.

(3)	Mr. Healy retired from the Board of Directors on May 19, 2016.
(4)	Mr. Lieb and Ms. Swanezy began serving on the Board of Directors on September 13, 2016.

V. Officers, Stock Ownership And Other Information

Executive and Senior Officers

The following biographical descriptions set forth information with respect to each officer who is at the executive vice president level or above or who is subject to reporting under Section 16 of the Exchange Act. based on information furnished to the Company by each officer. There is no family relationship between any Nominee, director or executive officer of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company’s Bylaws.

The Board of Directors has determined that Messrs. Naughton, O’Shea, Birenbaum, Breslin, Horey, McLaughlin, Schulman, and Wilson, and Ms. Shea are executive officers of the Company within the meaning of Rules 3b‑7 and 16a‑1(f) of the Exchange Act.

Timothy J. Naughton, 55, is the Company’s Chairman of the Board, Chief Executive Officer and President and has been a director of the Company since September 2005. He has served as Chairman of the Board since May 2013, as Chief Executive Officer since January 2012, and as President since February 2005. Mr. Naughton’s prior roles included serving as the Company’s Chief Operating Officer, Chief Investment Officer, and Regional Vice President—Development and Acquisitions. Mr. Naughton has been with the Company and its predecessors since 1989. Mr. Naughton is a director of Welltower Inc., a publicly traded investor in healthcare real estate, and Park Hotels & Resorts, Inc., a publicly traded hotel real estate investment trust.  Mr. Naughton serves as Chairman of NAREIT, is a member of The Real Estate Round Table, is a past chairman of the Multifamily Council of the ULI, and is a member of the Real Estate Forum. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

Kevin P. O’Shea, 51, has been the Company’s Chief Financial Officer since June 2014. Prior to that he was Executive Vice President—Capital Markets, from January 2013 to May 2014 and Senior Vice President—Investment Management after joining the Company in July 2003 until January 2013. Prior to joining the Company, Mr. O’Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O’Shea practiced commercial real estate and banking law as an attorney. Mr. O’Shea received his Masters Degree in Business Administration from Harvard Business School, his J.D. from Southern Methodist University and his undergraduate degree from Boston College. Mr. O’Shea is a Trustee of Urban Edge Properties, a publicly traded REIT, where he serves as the Chair of the Audit Committee.

Matthew H. Birenbaum, 51, became the Company’s Chief Investment Officer in January 2015. He is responsible for the Company’s investment strategy and oversees the Investments, Design, Sustainability/Corporate Responsibility and Market Research functions. Before assuming his current position, he was the Company’s Executive Vice President—Corporate Strategy, a position he held from October 2011 until January 2015. Prior to joining the Company in October 2011, Mr. Birenbaum was the founding principal of Abbey Road Property Group, LLC, a multi‑family development and investment firm based in Arlington, Virginia since 2006 and before that a Senior Vice President at EYA (formerly Eakin/Youngentob Associates). Prior to joining EYA in 2003, Mr. Birenbaum was a Regional Vice President of Development with the Company. Mr. Birenbaum received his Bachelor of Arts from Brown University, where he graduated Phi Beta Kappa, and his Masters Degree from The Kellogg Graduate School of Management at Northwestern University, where he graduated with honors. He is an active member of ULI and is certified LEED‑AP, and serves on the Board of the Arlington Partnership for Affordable Housing (APAH).

Sean J. Breslin, 50, is the Company’s Chief Operating Officer, a position he has held since January 2015, with responsibility for the Company’s operating platform, including Property Operations, Asset Management, Engineering, Redevelopment, and Marketing and Brand Strategy. He was previously the Company’s Executive Vice President—Investments and Asset Management since April 2012 with overall responsibility for the Company’s investment and operating platforms, including property operations, asset management and redevelopment, and investment activity, including acquisitions, dispositions and investment strategy. Mr. Breslin’s other roles with the Company included Senior Vice President—Redevelopment and Asset Management and Senior Vice President—Investments. Prior to joining the Company in 2002, Mr. Breslin was the Chief Operating Officer of CWS Capital Partners. He received his Bachelors Degree from California State University, Long Beach and his Masters of Business Administration from the University of Texas. Mr. Breslin is a member of the Executive Committee of NMHC and is past Chair of ULI’s Multifamily Council. He is also a member of the Executive Committee of the Real Estate Finance & Investment Center at the University of Texas at Austin and a member of the Board of Directors of the American Red Cross.

Michael M. Feigin, 56, is the Company’s Chief Construction Officer. Prior to joining the Company in June 2014, he was Corporate Vice President Global Procurement and Travel for AECOM, an engineering and construction services company, from May 2012 to May 2014. Before that he was SVP Corporate Operations at AECOM from January 2012 to May 2012, SVP General Counsel at Weeks Marine from May to August 2011 and Managing Director for Navigant Consulting from September 2010 to May 2011, working with clients to manage risk in their organizations. Prior to that, from September 2006 to December 2009 he was Global Construction Industry Practice Leader for Marsh, an insurance broker and risk advisor. From October 2005 to September 2006, Mr. Feigin served as Executive Vice President and Chief Administrative Officer of Bovis Lend Lease Holdings, Inc. (now Lend Lease Americas) where he was responsible for commercial risk management and deal approval, legal, insurance and bonding, human resources, information technology and corporate affairs. Mr. Feigin earned his BA from Yale University and his JD from Brooklyn Law School.

Leo S. Horey, 54, is the Company’s Chief Administrative Officer. He has held this title since April 2012 and was Executive Vice President—Property Operations prior to that from January 2004. Mr. Horey joined a predecessor of the Company in 1990. Mr. Horey received his Masters of Business Administration from the Kenan‑Flagler Business School at the University of North Carolina at Chapel Hill, where he was a Richard H. Jenrette Fellow, and currently serves on the Board of Visitors and the Advisory Board for the Wood Center for Real Estate Studies. He also holds a Bachelor of Science degree in Computer Science and Economics from Duke University. Mr. Horey is a member of the Executive Committee of NMHC.

William M. McLaughlin, 52, has served as the Company’s Executive Vice President—Development, with responsibility for all of the Company’s development activity in the Northeast, including New England, New York and New Jersey since 2014. He was Executive Vice President—Development and Construction from February 2010 until 2014 and prior to that was Senior Vice President—Development & Construction since 2009. He has been with the Company or its predecessors since 1994.

Edward M. Schulman, 54, has served as the Company’s Executive Vice President—General Counsel and Secretary since 2012. Mr. Schulman joined the Company in February 1999 and has served as General Counsel since that time. Prior to joining the Company he was a corporate and securities law partner at Goodwin Procter LLP. Mr. Schulman is a magna cum laude graduate of Harvard Law School and received his undergraduate degree in economics from Princeton University, where he graduated with high honors and was elected to Phi Beta Kappa.

Stephen W. Wilson, 60, has served as the Company’s Executive Vice President—Development, with responsibility for all development activities for the West Coast, including Northern California, Southern California and the Pacific Northwest, as well as the Mid‑Atlantic region, since 2014. He was Executive Vice President—Development and Construction from February 2010 until 2014, and prior to that was Senior Vice President—Development & Construction for the West Coast and Mid‑Atlantic. Prior to joining the Company in 1998, Mr. Wilson was a Senior Vice President and Chief Operating Officer for SU Development, Inc. of Bellevue, Washington and Senior Vice President of Continental Pacific, Inc. of Bellevue, Washington. Mr. Wilson received his B.A. in Business

Administration (Accounting) from Washington State University. He is a member of ULI, former chair of the ULI Transit Oriented Development Council, a member of The American Institute of Certified Public Accountants, and on the Board of Directors of the Housing Industry Foundation.

Keri A. Shea, 47, has been the Company’s Senior Vice President—Finance & Treasurer since 2013, and since 2009 has also been designated as the

Company’s principal accounting officer. Ms. Shea joined the Company in 2002 as Assistant Corporate Controller and was promoted to Corporate Controller in 2005 and Vice President in 2006. Prior to joining the Company, she served as the Corporate Controller for two start‑up technology companies in the Washington, D.C. area. Prior to that, Ms. Shea was with Arthur Andersen LLP for eight years. She is a certified public accountant and has a B.B.A. in Accounting from the College of William & Mary.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Common Stock, as of March 10, 2017, as to (i) each person or entity who is known by the Company to have beneficially owned more than 5% of the Common Stock; (ii) each of the Company’s directors and Nominees; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers as a group, based on representations of officers and directors of the Company and filings through March received by the Company on Schedule 13G under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company. All percentages have been calculated as of March 10, 2017 and are based upon 137,480,659 shares of Common Stock outstanding at the close of business on such date (unless otherwise indicated).

Name and Business Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent of Class (%)
Glyn F. Aeppel	3,578	(3)	*
Matthew H. Birenbaum	41,149		*
Sean J. Breslin	44,628	(4)	*
Terry Brown	2,668	(5)	*
Alan B. Buckelew	4,876		*
Ronald L. Havner, Jr.	3,092	(6)	*
Richard Lieb	527		*
Timothy J. Naughton	271,821	(7)	*
Kevin O'Shea	17,452		*
Lance R. Primis	16,815		*
Peter S. Rummell	10,843	(8)	*
H. Jay Sarles	19,406		*
Susan Swanezy	720	(9)
W. Edward Walter	9,795	(10)	*
Stephen Wilson	30,392		*
All current directors and executive officers as a group (19 persons)	632,603	(11)	0.46
The Vanguard Group, Inc.100 Vanguard Blvd., Malvern, PA 19355 (includes 7.58% held by Vanguard Specialized Funds Vanguard REIT Index Fund)	21,451,279	(12)	15.62
BlackRock, Inc.40 East 52nd Street, New York, NY 10022	14,144,883	(13)	10.30
State Street Corporation, State Street Financial Center, One Lincoln Street, Boston MA 02111	8,219,823	(14)	5.99

*	Less than one percent
(1)	The address for all directors and executive officers is AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203.
(2)	Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

(3)	Includes 3,578 shares issuable in the future under deferred stock awards granted to Ms. Aeppel in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.
(4)	Includes 8,396 shares issuable upon the exercise of stock options within 60 days after March 10, 2017.
(5)	Includes 2,668 shares issuable in the future under deferred stock awards granted to Mr. Brown in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.
(6)	Includes 3,092 shares issuable in the future under deferred stock awards granted to Mr. Havner in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.
(7)	Includes 89,598 shares issuable upon the exercise of stock options within 60 days after March 10, 2017.
(8)	Includes 1,710 shares issuable in the future under deferred stock awards granted to Mr. Rummell in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.
(9)	Includes 720 shares issuable in the future under deferred stock awards granted to Ms. Swanezy in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.
(10)	Includes 4,177 shares issuable in the future under deferred stock awards granted to Mr. Walter in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.
(11)	Includes (i) 129,919 shares issuable upon the exercise of stock options within 60 days after March 10, 2017 and (ii) 15,945 shares issuable in the future under deferred stock awards.
(12)

The number of shares reported is based on a Schedule 13G/A filed on February 9, 2017, reporting beneficial ownership as of December 31, 2016. The schedule 13G/A indicates that the reporting entity holds sole voting power with respect to 391,196 shares, shared voting power with respect to 181,570 shares, sole dispositive power with respect to 21,056,393 shares, and shared dispositive power with respect to 394,886 shares. The number of shares included reported held by Vanguard Specialized Funds‑Vanguard REIT Fund (8,219,823) is based on Schedule 13G/A filed with the SEC on February 13, 2017, reporting beneficial ownership as of December 31, 2016. The Schedule 13G/A also reports that the reporting entity holds sole voting power with respect to all such reported shares.

(13)

The number of shares reported is based on a Schedule 13G filed on January 12, 2017, reporting beneficial ownership as of December 31, 2016. The Schedule 13G indicates that the reporting person has sole voting power with respect to 12,754,070 shares and sole dispositive power with respect to all reported shares.

(14)

The number of shares reported is based on a Schedule 13G/A filed February 9, 2017, reporting beneficial ownership as of December 31, 2016. The schedule 13G/A indicates that the reporting entity holds shared voting power and shared dispositive power with respect to all reported shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a‑3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2016, all filing requirements applicable to the Insiders were timely satisfied.

VI. Other Matters

Solicitation of Proxies

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Nominations for Directors and Proposals for Annual Meetings

Stockholder Proposals for our Proxy Statement. Stockholder proposals submitted pursuant to Exchange Act Rule 14a‑8 for inclusion in the Company’s proxy statement and form of proxy for the 2018 Annual Meeting of Stockholders must be received by the Company by December 8, 2017. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy. Any such proposal and the supporting documentation should be mailed to: AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Secretary.

Proxy Access Director Nominations. In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at the Company’s 2018 annual meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and all other supporting documentation required by the Company’s Bylaws must be received by the Company within the time periods described below. In addition, our Bylaws require an eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates.

Matters to be Considered at Annual Meetings. In accordance with our Bylaws, as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2018 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a‑8 of the Exchange Act or pursuant to the proxy access provision of our Bylaws, a stockholder’s notice must be received by the Company within the time periods described below.

Time Periods and Address for Proxy Access and Other Stockholder Nominations and Proposals. In order to be eligible under the provisions of our Bylaws governing (A) proxy access director nominations and (B) other director nominations and proposed matters to be presented at an annual meeting, our Bylaws require that proper notice of such nomination(s) or business matters, together with all supporting documentation required by our Bylaws, must be delivered to, or mailed and received at our principal executive office, which is currently AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Secretary, (A) not prior to November 8, 2017 nor later than 5:00 p.m., Eastern Time, on December 8, 2017 or (B) in the event that the date of the 2018 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from May 18, 2018, (i) not earlier than the 150th day prior to the date of that meeting, and (ii) not later than 5:00 p.m., Eastern Time, on the later of (x) the 120th day prior to the date of that meeting or (y) the 10th day following the day on which public announcement of such annual meeting is first made. You may contact the Company’s Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Exhibit A

AVALONBAY COMMUNITIES, INC.

SECOND AMENDED AND RESTATED
2009 ~~STOCK OPTION AND~~EQUITY INCENTIVE PLAN

[Terms amended by the Second Amendment are illustrated as follows:

additions are double underlined; deletions are struck through]

SECTION 1.  GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the AvalonBay Communities, Inc. Second Amended and Restated 2009 ~~Stock Option and~~Equity Incentive Plan (the “Plan”).  The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of AvalonBay Communities, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company.  It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non‑Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan.  Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Cause” means (i) any material breach by the grantee of any agreement to which the grantee and the Company are parties or of any published policy of the Company, (ii) any act (other than retirement or other termination of employment) or omission to act by the grantee which may have a material and adverse effect on the business of the Company or any Subsidiary or on the grantee’s ability to perform services for the Company or any Subsidiary, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or neglect of duties by the grantee in connection with the business or affairs of the Company or any Subsidiary; provided, that the following shall apply in connection with and for twenty-four months following a Sale Event:  (i) if any act or omission is capable of cure, the grantee first shall have received written notice of the act or omission alleged to constitute Cause and shall have failed to cure after 15 days following such notice from the Company which notice shall specifically identify the act or omission which the Company believes constitutes Cause; and (ii) in the case of an officer, a dismissal of such officer for Cause must be made pursuant to a vote of the Board (after the expiration of any applicable 15 day cure period).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date in 2017 on which the Second Amended and Restated 2009 Equity Incentive Plan is approved by stockholders as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date on which Stock was traded, as reflected on the New York Stock Exchange or, if applicable, any other national exchange on which the Stock is traded.

“Good Reason” means the occurrence of any of the following events: (i) a material adverse change in the functions, duties or responsibilities of a grantee’s position (other than a termination of employment for Cause) which would meaningfully reduce the level, importance or scope of such position (provided that a change in the person, position and/or department to whom the grantee is required to report shall not by itself constitute a material adverse change in such grantee’s position); or (ii) the relocation of the office at which a grantee is principally located immediately prior to a Sale Event (the “Original Office”) to a new location outside of the metropolitan area of the Original Office or the failure to locate a grantee’s own office at the Original Office (or at the office to which such office is relocated which is within the metropolitan area of the Original Office); or (iii) a material reduction in the grantee’s base salary and incentive compensation opportunity as in effect immediately prior to the event to which a right to terminate employment for Good Reason relates.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle.  The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following:  (i) earnings before interest, taxes, depreciation and amortization; (ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (iii) changes in the market price of the Stock; (iv) cash flow~~;~~ (including, but not limited to, operating cash flow and free cash flow); (v) funds from operations or similar measure; (vi) sales or revenue; (vii) acquisitions or strategic transactions; (viii) operating income (loss); (ix) return on capital, assets, equity, or investment; (x) total stockholder returns or total returns to stockholders; (xi) gross or net profit levels; (xii) productivity; (xiii) expense; (xiv) margins; (xv) operating efficiency; (xvi) customer satisfaction; (xvii) working capital; (xviii) earnings per share of Stock; (xix) lease up performance, net operating income performance or yield on development or redevelopment communities; ~~and/or~~ (xx) leverage (measured as a ratio based on debt, debt net of cash balances, or interest expense to earnings before interest, taxes, depreciation and amortization (EBITDA) or to total market capitalization, or similar measures~~),~~); and/or (xxi) economic value-added, any of which under the preceding clauses (i) through (~~xx~~xxi) may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.  The Committee may appropriately adjust any evaluation of the Company’s or a peer’s  performance under a Performance Criterion to exclude or minimize the effect of any of the following events that occurs during a Performance Cycle: (I) asset write-downs or impairments, (II) litigation or claim judgments or settlements, (III) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (IV) accruals for reorganizations and restructuring programs, (V) any item of an unusual nature or of a type that indicates infrequency of occurrence, or both, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing in the Company’s annual report to stockholders for the applicable year, (VI) special or non-routine dividends, including those that result from large asset sales, and (VII) other items that are typically adjusted, including in earnings releases, third party publications or metrics that are focused on core or recurring operating results and that are based on the above criterion.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award~~.~~, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals.  Each such period shall not be less than 12 months, except to the extent shortened due to the occurrence of certain defined events (e.g., a Sale Event) as set forth in the Plan or in the relevant Award agreement.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified Performance Goals.

“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of phantom stock units to a grantee subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to one or more unrelated persons or entities, or (ii) the sale or other transfer of all or substantially all of the Stock of the Company to one or more unrelated persons or entities (including by way of a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity) where the stockholders of the Company, immediately prior to such sale or other transfer, would not, immediately after such sale or transfer, beneficially own shares representing in the aggregate more than 50 percent of the voting shares of the acquirer or surviving entity (or its ultimate parent corporation, if any).  For this purpose, only voting shares of the acquirer or surviving entity (or its ultimate parent, if any) received by stockholders of the Company in exchange for Stock shall be counted, and any voting shares of the acquirer or surviving entity (or its ultimate parent, if any) already owned by stockholders of the Company prior to the transaction shall be disregarded.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 16 Officer” means an employee who is subject to the reporting and other provisions of Section 16 of the Exchange Act.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.  ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)Administration of Plan.  The Plan shall be administered by the Administrator, provided that the amount, timing and terms of the grants of Awards to Non-Employee Directors shall be determined by the compensation committee, the nominating and corporate governance committee or similar committee comprised solely of Non‑Employee Directors~~.~~ (which determination may, in the discretion of such committee, be conditioned on the subsequent approval of a majority vote or unanimous written consent of either the Non-Employee Directors on the Board or the independent directors on the Board who qualify for service on the compensation committee).

(b)Powers of Administrator.  The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)to select the individuals to whom Awards may from time to time be granted;

(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)to determine the number of shares of Stock to be covered by any Award;

(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v)subject to the provisions of Section 2(g), to accelerate at any time the exercisability or vesting of all or any portion of any Award ~~provided that the Administrator generally shall not exercise such discretion to accelerate Awards subject to Sections 7 and 8 except in the event of the grantee’s death, disability, retirement or termination of employment without cause, or a Sale Event~~;

(vi)subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

(c)All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.  The Administrator may, in its discretion, condition any approval or determination on the subsequent approval of a majority vote or unanimous written consent of either the Non-Employee Directors on the Board or the independent directors on the Board who qualify for service on the compensation committee.

(d)Delegation of Authority to Grant Awards.  Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company (or other executive officers of the Company to the extent permitted under applicable law) all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not Section 16 Officers and (ii) not Covered Employees.  Any such delegation by the Administrator shall include a limitation as to the amount or value of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria.  The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(e)Award Certificate.  Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(f)Indemnification.  Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(g)Minimum Vesting Requirements.  Notwithstanding any other provision in the Plan to the contrary, the minimum restriction or vesting period with respect to any Award granted to an employee shall be no less than one year; provided, however, that an Award with a time based restriction or vesting period may become unrestricted and vested incrementally over such period; provided further that, notwithstanding the foregoing, in the case of a grantee’s death, disability, retirement or termination of employment without cause, or a Sale Event, or as contemplated by Section 8(b) in the case of Restricted Stock Units that are elected to be received in lieu of cash compensation, or in the case of credits of Awards under Dividend Equivalent Rights associated with Restricted Stock Units, such grantee’s Awards may vest notwithstanding such minimum vesting provisions; and provided further that, notwithstanding the foregoing and in addition to the above exceptions, Awards made after the Effective Date and granted to employees that result in the issuance of up to 5% of the shares of Stock reserved and available for issuance under the Plan as of the Effective Date pursuant to Section 3(a) may be granted in the aggregate to employees without regard to such minimum vesting provisions.

SECTION 3.  STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)Stock Issuable.  ~~The~~As of the Effective Date, the maximum number of shares of Stock reserved and available for issuance pursuant to Awards granted under the Plan on or after the Effective Date shall be ~~the sum of (i) 2,930,000~~  8,000,000 shares~~, plus (ii) a number~~ (an increase of 7,563,450 shares ~~equal~~as compared to the number of shares reserved and available for issuance under the ~~Company’s 1994 Stock Incentive~~ Plan as of ~~the Effective Date)~~February 16, 2017), subject to adjustment as provided in Section 3.  For purposes of this limitation, the shares of Stock underlying any Awards under this Plan or ~~awards under~~ the Company’s 1994 Stock Incentive Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan.  Notwithstanding the foregoing, the following shares of Stock shall not be added to the shares authorized for grant under the Plan:  (1) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (2) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof.  In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan.  Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 600,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than ~~2,930,000~~8,000,000  ~~shares of~~ Awards made on or after the ~~Stock~~Effective Date may be ~~issued~~made in the form of Incentive Stock Options.  The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)Awards to Non-Employee Directors.  By their approval of this Plan, the Board and the Stockholders approve Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year that shall together have a value up to $500,000.  For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

(c)Effect of Awards.  The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of 2.17 shares of Stock for each such share of Stock actually subject to the Award.  The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award.  Any forfeitures, cancellation or other termination (other than by exercise) of such Awards shall be returned to the reserved pool of shares of Stock under the Plan in the same manner.

(d)Changes in Stock.  Subject to Section 3(~~d~~e) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities or paid in satisfaction of a dividend declaration, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable.  The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and/or the terms of outstanding Awards to take into consideration cash dividends declared and paid other than in the ordinary course or any other extraordinary corporate event, other than those contemplated by Section 3(~~d~~e) hereof, to the extent determined to be necessary by the Administrator to avoid distortion in the value of the Awards.  The adjustment by the Administrator shall be final, binding and conclusive.  No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(e)Sale Event.  Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate, Awards granted on or after January 1, 2016 that are assumed, continued or substituted in connection with a Sale Event shall become fully vested and nonforfeitable on the date of termination in the event that a grantee’s employment or other service relationship with the Company (or its successor) is terminated by the Company (or its successor) without Cause or by the grantee for Good Reason, in either case in connection with or within 24 months following a Sale Event.

Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate, in the case of and subject to the consummation of a Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless  provision is made in connection with the Sale Event in the sole discretion of the parties to the Sale Event for either (x) the assumption or continuation of such Awards by the successor entity, or (y) the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment in either case as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties to the Sale Event shall agree (after taking into account any acceleration hereunder).  In the event that outstanding Awards granted hereunder are terminated because they have not been so assumed, continued or substituted, then, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event,  in each case in the Administrator’s discretion or to the extent specified in the relevant Award Certificate.  Further, in the event outstanding Awards granted hereunder are terminated because they have not been so assumed, continued or substituted, then (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee.  The Company shall also have the option (in its sole discretion) to make or provide for a cash payment for all other Awards that are terminated because they have not been so assumed, continued or substituted.

(f)Substitute Awards.  The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation.  The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.  Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.  ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.  STOCK OPTIONS

(a)Grants of Stock Options.  Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options.  Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.  To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

The Administrator in its discretion may grant Stock Options to eligible employees and key persons of the Company or any Subsidiary.  Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.  If the Administrator so determines, Stock Options may be granted in lieu of cash compensation or other Awards at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b)Exercise Price.  The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(b) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant.  In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)Option Term.  The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted.  In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)Exercisability; Rights of a Stockholder.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date.  The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option.  An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased.  Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i)In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)Through the delivery (or attestation to the ownership following such procedures as the Administrator may prescribe) of shares of Stock beneficially owned by the optionee and that are not then subject to restrictions under any Company plan.  Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(iv)With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection.  The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee).  In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.  To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.  STOCK APPRECIATION RIGHTS

(a)Exercise Price of Stock Appreciation Rights.  The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(b)Grant and Exercise of Stock Appreciation Rights.  Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(c)Terms and Conditions of Stock Appreciation Rights.  Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator.  The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.  RESTRICTED STOCK AWARDS

(a)Nature of Restricted Stock Awards.  The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant.  Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.  The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)Rights as a Stockholder.  Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting and dividends of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Certificate.  Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)Restrictions.  Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate.  Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder.  Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)Vesting of Restricted Stock.  The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse.  ~~Notwithstanding the foregoing, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction only (without any prior performance condition to the grant or vesting thereof), the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period.~~  Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.”  Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.  RESTRICTED STOCK UNITS

(a)Nature of Restricted Stock Units.  The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant.  Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.  The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.  ~~Notwithstanding the foregoing,~~

~~in the event that any such Restricted Stock Units granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Restricted Stock Units granted to employees shall have a time-based restriction only (without any prior performance condition to the grant or vesting thereof), the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period.  At the end of the deferral~~Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock.  To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b)Election to Receive Restricted Stock Units in Lieu of Compensation.  The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation or other Award otherwise due to such grantee in the form of an award of Restricted Stock Units.  Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator.  Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein.  The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.  Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)Rights as a Stockholder.  A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(d)Termination.  Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.  UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock.  ~~The~~Subject to the limitation set forth in Section 2(g), the Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan.  Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.  CASH-BASED AWARDS

Grant of Cash-Based Awards.  The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant.  The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine.  Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator.  Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Administrator determines.

SECTION 11.  PERFORMANCE SHARE AWARDS

(a)Nature of Performance Share Awards.  The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the

Plan.  The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the periods during which performance is to be measured, which may not be less than one year except in the case of a Sale Event, and such other limitations and conditions as the Administrator shall determine.

(b)Rights as a Stockholder.  A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares of Stock actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee.  A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).

(c)Termination.  Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.  PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a)Performance-Based Awards.  Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and related to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator.  The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle.  Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual.  The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or a peer, or the financial statements of the Company or a peer, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee.  Each Performance-Based Award shall comply with the provisions set forth below.

(b)Grant of Performance-Based Awards.  With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award).  Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets.  The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c)Payment of Performance-Based Awards.  Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount (or the percentage of target achievement) of the Performance-Based Awards earned for the Performance Cycle.  The Administrator shall then determine the actual size (or percentage of target achievement) of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)Maximum Award Payable.  The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 300,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) or $4 million in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 13.  DIVIDEND EQUIVALENT RIGHTS

(a)Dividend Equivalent Rights.  A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Restricted Stock Award,  Performance Share Award or as a freestanding award.  The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate.  Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock or additional Restricted Stock Units, which may thereafter accrue additional equivalents.  Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any.  Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments.  A Dividend Equivalent Right granted as a component of an Award with performance vesting may provide that such Dividend Equivalent Right shall be settled upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.  A Dividend Equivalent Right granted as a component of an Award may also contain terms and conditions different from such other Award.

(b)Interest Equivalents.  Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment.  Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)Termination.  Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of an award of Restricted Stock Units or Restricted Stock Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 14.  Transferability of Awards

(a)Transferability.  Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity.  No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order.  No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)Administrator Action.  Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options or Restricted Stock Units) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.  In no event may an Award be transferred by a grantee for value.

(c)Family Member.  For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)Designation of Beneficiary.  ~~Each~~To the extent permitted by the Administrator, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death.  Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator.  If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15.  TAX WITHHOLDING

(a)Payment by Grantee.  Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income.  The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee.  The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)Payment in Stock.  Subject to approval by the Administrator, a grantee may elect to have the Company’s ~~minimum required~~ tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that to the extent necessary to avoid adverse accounting treatment such share withholding shall not exceed the minimum required tax withholding obligation.  The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount.  For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 16.  Section 409A awards

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A.  In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.  Further, the settlement of any such Award may not be accelerated or postponed except to the extent permitted by Section 409A.

SECTION 17.  TRANSFER, LEAVE OF ABSENCE, ETC.

(a)Termination of Employment.  If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.

(b)Transfers; Leaves.  For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i)a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(ii)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18.  AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent.  Except as provided in Section 3(~~c~~d) or 3(~~d~~e), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or

Stock Appreciation Rights in exchange for cash or other Awards.  To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders.  Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(~~c~~d) or 3(~~d~~e).

SECTION 19.  STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards.  In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20.  GENERAL PROVISIONS

(a)No Distribution.  The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)Delivery of Stock Certificates.  Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company.  Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded.  All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded.  The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock.  In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements.  The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)Stockholder Rights.  Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board (or an authorized committee of the Board) from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases~~.~~, and nothing contained in this Plan shall prevent the Board (or an authorized committee of the Board) from approving other compensation arrangements outside of this Plan for employees and Non-employee

Directors.  The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)Forfeiture of Awards under Sarbanes-Oxley Act.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

(g)Clawback Policy.  Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 21.  EFFECTIVE DATE OF PLAN; EXPIRATION ON MAY 15, 2027 OF RIGHT TO ISSUE NEW AWARDS UNDER PLAN; EXPIRATION ON FEBRUARY 16, 2027 OF RIGHT TO ISSUE NEW ISO’S UNDER PLAN.

This second amendment and restatement of the Plan became effective upon approval by the stockholders in accordance with applicable state law, the Company’s bylaws and articles of incorporation and the applicable rules of the New York Stock Exchange.  No grants of Stock Options and other Awards may be made hereunder after ~~the tenth anniversary of the Effective Date~~ May 15, 2027 and no grants of Incentive Stock Options may be made hereunder after ~~the tenth anniversary of the date the Plan is approved by the Board~~ February 16, 2027.

SECTION 22.  GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:  April 1, 2009

DATE APPROVED BY STOCKHOLDERS:  May 21, 2009

PERFORMANCE GOALS APPROVED BY BOARD OF DIRECTORS AND STOCKHOLDERS:  May 21, 2014

AMENDMENT AND RESTATEMENT APPROVED BY BOARD OF DIRECTORS:  February 11, 2016

SECOND AMENDMENT AND RESTATEMENT APPROVED BY BOARD OF DIRECTORS:  February 16, 2017

SECOND AMENDMENT AND RESTATEMENT APPROVED BY STOCKHOLDERS:

AVALONBAY COMMUNITIES, INC. BALLSTON TOWER 671 N. GLEBE ROAD, SUITE 800 ARLINGTON, VA 22203 Please take a moment now to authorize a proxy to vote these shares of AvalonBay Communities, Inc. common stock at the 2017 Annual Meeting of Stockholders. YOU CAN AUTHORIZE A PROXY TO VOTE THESE SHARES TODAY IN ONE OF THREE WAYS: BY INTERNET—www.proxyvote.com Use the Internet to authorize your proxy and transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by AvalonBay Communities, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your proxy using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. BY PHONE - 1-800-690-6903 Use any touch-tone telephone to authorize your proxy and transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AvalonBay Communities, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you authorize a proxy to vote these shares by Internet or telephone you do NOT need to mail this proxy card. TO AUTHORIZE YOUR PROXY, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E19578-P88864 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AVALONBAY COMMUNITIES, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4. 1. To elect the following ten individuals to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are elected and qualify: For Against Abstain 1a. Glyn F. Aeppel 1b. Terry S. Brown 1c. Alan B. Buckelew 1d. Ronald L. Havner, Jr. 1e. Richard J. Lieb 1f. Timothy J. Naughton 1g. Peter S. Rummell 1h. H. Jay Sarles 1i. Susan Swanezy 1j. W. Edward Walter 2. To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2017. Please indicate if you plan to attend this meeting. Yes No 3. To approve the Company's Second Amended and Restated 2009 Equity Incentive Plan. For Against Abstain 4. To adopt a resolution approving, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the proxy statement. THE BOARD RECOMMENDS A VOTE FOR"EVERY YEAR" FOR PROPOSAL 5. Every Year Every 2 Years Every 3 Years Abstain 5. To cast a non-binding advisory vote as to frequency of future non-binding advisory Stockholder votes on the Company's named executive officer compensation. In addition, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder. If you authorize a proxy by mail, you must date, sign and return this card in order for these shares to be voted. HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household. Yes No Please sign exactly as your name appears on this card and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give your full title. If shares are held jointly, each holder should sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com. E19579-P88864 AVALONBAY COMMUNITIES, INC. 2017 ANNUAL MEETING OF STOCKHOLDERS, MAY 18, 2017, 8:00 A.M. LOCAL TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY The undersigned stockholder of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), hereby appoints Timothy J. Naughton and Kevin P. O'Shea, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203 on May 18, 2017, 8:00 a.m. local time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN, BUT IF THIS PROXY IS EXECUTED AND NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4, AND FOR "EVERY YEAR" ON PROPOSAL 5. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON. SEE REVERSE SIDE PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SEE REVERSE SIDE V 1.1